Exhibit 99.27

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

MEDIASET ESPAÑA COMUNICACIÕN, S.A.

Financial Statements and Management Report for the year ended December 31, 2016

Ernst & Young, S.L. Torre Picasso Plaza Pablo Ruiz Picasso, 1 28020 Madrid España	Tel: 915 727 200 Fax: 915 727 238 ey.com

Translation of a report and financial statements originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails (See Note 22)

INDEPENDENT AUDIT REPORT ON THE FINANCIAL STATEMENTS

To the Shareholders of MEDIASET ESPAÑA COMUNICACIÕN, S.A.:

Report on the financial statements

We have audited the accompanying financial statements of MEDIASET ESPAÑA COMUNICACIÕN, S.A., which comprise the balance sheet at December 31, 2016, the income statement, the statement of changes in equity, the cash flow statement, and the notes thereto for the year then ended.

Directors’ responsibility for the financial statements

The directors are responsible for the preparation of the accompanying financial statements so that they give a true and fair view of the equity and financial position and the results of MEDIASET ESPAÑA COMUNICACIÕN, S.A., in accordance with the regulatory framework for financial information applicable to the Entity in Spain, identified in Note 2 to the accompanying financial statements, and for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the accompanying financial statements based on our audit. We conducted our audit in accordance with prevailing audit regulations in Spain. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Domicilio Social: Pl. Pablo Ruiz Picasso, 1. 28020 Madrid - Inscrita en el Registro Mercantil de Madrid al Tomo 12749, Libro 0, Folio 215, Secciõn 8, Hoja M-23123, Inscripciõn 116. C.I.F. B-78970506.

A member firm of Ernst & Young Global Limited.

Opinion

In our opinion, the accompanying financial statements give a true and fair view, in all material respects, of the equity and financial position of MEDIASET ESPAÑA COMUNICACIÕN, S.A. at December 31, 2016, and its results and cash flow for the year then ended, in accordance with the applicable regulatory framework for financial information in Spain, and specifically the accounting principles and criteria contained therein.

Emphasis of Matter

We draw attention to Note 19 of the accompanying financial statements, which states that the Company carries out a significant part of its transactions with other Group companies. The related-party transactions carried out in 2016 and the corresponding balances at year end are described in that Note. Our opinion is not modified in respect of this matter.

Report on other legal and regulatory requirements

The accompanying 2016 management report contains such explanations as the directors consider appropriate concerning the situation of the Company, the evolution of its business and other matters; however, it is not an integral part of the financial statements. We have checked that the accounting information included in the aforementioned management report agrees with the 2016 financial statements. Our work as auditors is limited to verifying the management report in accordance with the scope mentioned in this paragraph, and does not include the review of information other than that obtained from the Company’s accounting records.

ERNST & YOUNG, S.L.

(Signed on the original in Spanish)

Carlos Hidalgo Andrẽs

February 23, 2017

TABLE OF CONTENTS

Balance sheets at December 31, 2016 and 2015	4

Income statement for the years ended December 31, 2016 and 2015	6

Statement of changes in equity for the years ended December 31, 2016 and 2015	7

Cash flow statement for the years ended December 31, 2016 and 2015	9

Notes to the financial statements for the year ended December 31, 2016	10

Management Report for 2016	83

Annual Corporate Governance Report	99

BALANCE SHEETS AT DECEMBER 31, 2016 AND 2015

(Thousands of euros)

ASSETS	Notes	2016	2015
NON-CURRENT ASSETS		900,683	963,304
Intangible assets	6	603,798	682,981
Patents, licenses, and trademarks		188,752	205,282
Goodwill		259,181	287,979
Software		2,667	2,305
Audiovisual property rights		153,198	187,415
Property, plant and equipment	5	57,172	54,207
Land and buildings		27,289	27,920
Plant and other PP&E items		23,423	17,929
Property, plant and equipment under construction and prepayments		6,460	8,358
Investment in group companies and associates	7	177,788	156,088
Equity instruments		126,479	130,311
Loans to group companies		47,123	21,724
Loans to associates		4,186	4,053
Financial investments	8.1	316	844
Loans to third parties		300	824
Other financial assets		16	20
Deferred tax assets	15	61,609	69,184
CURRENT ASSETS		437,142	468,184
Inventories	9	6,710	6,543
Finished products		6,244	6,080
Prepayments to suppliers		466	463
Trade and other receivables		236,428	225,931
Trade receivables	8.1	5,155	4,705
Trade receivables from group companies and associates	8.1	217,665	211,276
Other receivables	8.1	—	399
Receivables from employees	8.1	43	138
Current income tax assets	15	13,565	9,413
Investments in group companies and associates	8.1	41,500	65,635
Loans to group companies		26,703	56,751
Other financial assets		14,797	8,884
Financial investments	8.1	695	948
Derivatives		629	866
Other financial assets		66	82
Other current assets	11	6,431	6,676
Cash and cash equivalents	12	145,378	162,451
TOTAL ACTIVO		1,337,825	1,431,488

Read with the accompanying explanatory notes.

Madrid, February 23, 2017.

BALANCE SHEETS AT DECEMBER 31, 2016 AND 2015

(Thousands of euros)

EQUITY AND LIABILITIES	Notes	2016	2015
EQUITY	13	965,475	1,075,450
CAPITAL AND RESERVES		965,475	1,075,450
Share capital		168,359	183,088
Issued capital		168,359	183,088
Share premium		409,041	697,597
Reserves		240,874	242,198
Legal and statutory reserves		33,672	40,686
Other reserves		207,202	201,512
Treasury shares		—	(214,837)
Profit for the year		147,201	167,404
NON-CURRENT LIABILITIES		18,040	25,615
Provisions	14	9,150	10,386
Provisions for contingencies and liabilities		9,150	10,386
Borrowings	8.2	6,113	7,554
Other non-current financial liabilities		6,113	7,554
Deferred tax liabilities	15	2,777	7,675
CURRENT LIABILITIES		354,310	330,423
Borrowings	8.2	66,498	76,173
Bank borrowings		19	25
Liabilities arising from derivative financial instruments		23	—
Other financial liabilities		66,456	76,148
Borrowings from group companies and associates	8.2	143,943	130,058
Trade and other payables		143,424	124,027
Suppliers	8.2	99,628	85,793
Suppliers, group companies and associates	8.2	16,898	11,658
Employee benefits payable	8.2	236	—
Other payables to public administrations	8.2	8,217	6,949
Customer advances	15	18,445	19,627
Accruals		445	165
TOTAL EQUITY AND LIABILITIES		1,337,825	1,431,488

Read with the accompanying explanatory notes.

INCOME STATEMENT FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Thousands of euros)

CONTINUING OPERATIONS	Notes	2016	2015
Revenue	18	786,273	746,895
Sale		774,760	738,851
Rendering of services		11,513	8,044
Changes in inventory of finished goods and work in progress	18	164	4,832
Work performed by the entity and capitalized		5,304	5,560
Cost of sales	18	(202,376)	(181,462)
Consumption of goods for resale		(202,376)	(181,462)
Other operating income		10,771	18,503
Ancillary income		10,752	18,486
Operating grants taken to income		19	17
Employee benefits expense	18	(83,753)	(83,463)
Wages and salaries		(68,787)	(68,009)
Social security costs		(14,966)	(15,454)
Other operating expenses	18	(183,346)	(197,542)
External services		(159,433)	(173,036)
Taxes		(25,286)	(24,334)
Losses on, impairment of and change in trade provisions		1,373	(172)
Depreciation and amortization	5.6	(245,469)	(198,478)
Overprovisions		2,585	3,100
Impairment losses and gains (losses) on disposal of non-current assets		(4,346)	(8,711)
Impairment losses	6	(4,304)	(8,938)
Gains (losses) on disposal and other gains and losses		(42)	227
OPERATING PROFIT		85,807	109,234
Finance Income		84,276	70,913
From equity investments		82,206	67,951
In group companies and associates	19	82,206	67,951
From marketable securities and other financial instruments		2,070	2,962
Of group companies and associates	19	1,838	2,293
Of third parties		232	669
Finance cost		(1,320)	(1,892)
Borrowing from group companies and associates	19	(567)	(486)
Third-party borrowings		(753)	(1,406)
Exchange gains (losses)		448	895
Impairment and gains (losses) on disposal of financial instruments		(584)	16,230
Impairment losses and losses	7	(2,970)	627
Gains (losses) on disposal and other gains (losses)		2,386	15,603
FINANCIAL RESULT		82,820	86,146

PROFIT BEFORE TAX		168,627	195,380
Income tax	15	(21,426)	(27,976)
PROFIT FOR THE PERIOD FROM CONTINUING OPERATIONS		147,201	167,404

DISCONTINUED OPERATIONS
Profit/(loss) after tax for the year from discontinued operations		—	—
PROFIT FOR THE YEAR		147,201	167,404

Read with the accompanying explanatory notes.

STATEMENTS OF CHANGES IN EQUITY FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Thousands of euros)

	Notes	2016	2015
PROFIT FOR THE PERIOD		147,201	167,404
INCOME AND EXPENSES RECOGNIZED DIRECTLY IN EQUITY
From measurement of financial instruments		—	—
Available-for-sale financial assets		—	—
Other income/expense		—	—
From cash flows hedges
Currency translation differences
Grants, donations and bequests received		—	—
From actuarial gains and losses, and other adjustments		—	—
Tax effect		—	—
TOTAL INCOME AND EXPENSE RECOGNIZED DIRECTLY IN EQUITY		—	—
AMOUNTS TRANSFERRED TO INCOME STATEMENT
From measurement of financial instruments		—	(5,432)
Available-for-sale financial assets		—	(5,432)
Other income/expense		—	—
From cash flows hedges		—	—
Grants, donations and bequests received		—	—
Tax effect		—	1,521
TOTAL AMOUNTS TRANSFERRED TO INCOME STATEMENT		—	(3,911)
TOTAL RECOGNIZED INCOME AND EXPENSE		147,201	163,493

Read with the accompanying explanatory notes.

STATEMENTS OF CHANGES IN EQUITY FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Thousands of euros)

				Otras reservas
	Issued	Share	Legal	Reserves for share				Treasury			Total
	Capital	Premium	Reserve	option	Goodwill reserve	Voluntary	Total other	shares	Prior year	Profit for	capital and	Valuation
	(Note 13.a)	(Note 13.b)	(Note 13.c)	plans	(Note 13.d)	reserves	reserves	(Note 13.f)	losses	the year	reserves	adjustments	Total equity

ADJUSTED BALANCE AT JANUARY 1, 2015	203,431	1,064,247	40,686	11,134	43,197	146,475	200,806	(371,373)	(8,594)	59,963	1,189,166	3,911	1,193,077

Total recognized income and expense	—	—	—	—	—	—	—	—	—	167,404	167,404	(3,911)	163,493

Transactions with shareholders and owners
Share capital reduction	(20,343)	(366,650)	—	—	—	—	—	386,993	—	—	—	—	—
Profit distribution	—	—	—	—	14,399	—	14,399	—	8,594	(22,993)	—	—	—
Dividends distribution (Note 13.e)	—	—	—	—	—	(10,571)	(10,571)	—	—	(36,970)	(47,541)	—	(47,541)
Transactions with shares or own equity instruments (net)	—	—	—	—	—	—	—	(238,395)	—	—	(238,395)	—	(238,395)
Incentive plans though share-based payments	—	—	—	(10,786)	—	7,664	(3,122)	7,938	—	—	4,816	—	4,816

Other changes in equity	—	—	—	—	—	—	—	—	—	—	—	—	—

ADJUSTED BALANCE AT DECEMBER 31, 2015	183,088	697,597	40,686	348	57,596	143,568	201,512	(214,837)	—	167,404	1,075,450	—	1,075,450

ADJUSTED BALANCE AT JANUARY 1, 2016	183,088	697,597	40,686	348	57,596	143,568	201,512	(214,837)	—	167,404	1,075,450	—	1,075,450

Total recognized income and expense	—	—	—	—	—	—	—	—	—	147,201	147,201	—	147,201
												—
Transactions with shareholders and owners
Share capital reduction	(14,729)	(288,556)	—	—	—	—	—	303,285	—	—	—	—	—
Profit distribution	—	—	—	—	—	—	—		—	—	—	—	—
Dividends distribution (Note 13.e)	—	—	—	—	—	—	—	—	—	(167,404)	(167,404)	—	(167,404)
Transactions with shares or own equity instruments (net)	—	—	—	—	—	—	—	(91,413)	—	—	(91,413)	—	(91,413)
Incentive plans though share-based payments	—	—	—	(348)	—	(976)	(1,324)	2,965	—	—	1,641	—	1,641

Other changes in equity	—	—	(7,014)	—	—	7,014	7,014	—	—	—	—	—	—

ADJUSTED BALANCE AT DECEMBER 31, 2016	168,359	409,041	33,672	—	57,596	149,606	207,202	—	—	147,201	965,475	—	965,475

Read with the accompanying explanatory notes.

ESTADOS DE FLUJOS DE EFECTIVOS CORRESPONDIENTES A LOS EJERCICIOS ANUALES TERMINADOS EL 31 DE DICIEMBRE DE 2016 Y2015

(Thousands of euros)

	Notes	2016	2015
CASH FLOW FROM OPERATING ACTIVITIES
Profit before tax		168,627	195,380
Adjustments to profit		169,384	125,437
Depreciation and amortization (+)	5.6	245,469	198,478
Impairment losses (+/-)	6.7	7,274	7,943
Changes in provisions (+/-)		1,732	3,271
Gains/(losses) from derecognition and disposals of fixed assets (+/-)		251	369
Proceeds from disposals of financial instruments		(2,386)	(15,603)
Finance income (-)		(84,276)	(70,913)
Finance costs (+)		1,320	1,892
Change in working capital		13,413	(9,131)
Inventories	9	(164)	(4,988)
Trade and other receivables		(6,345)	(12,099)
Other current assets		245	6,030
Trade and other payables		19,397	2,118
Other current liabilities		280	(192)
Other cash flows from operating activities		45,545	41,334
Interest paid (-)		(1,320)	(1,892)
Dividends received (+)	19	82,206	67,951
Interest received (+)		1,364	2,962
Proceeds (payments) for income tax (+/-)		(33,737)	(19,440)
Other proceeds (payments) (+/-)		(2,968)	(8,247)
CASH FLOWS FROM OPERATING ACTIVITIES		396.969	353,020
CASH FLOWS FROM INVESTING ACTIVITIES
Payments on investments (-)		(193,594)	(180,844)
Group companies and associates		(874)	—
Intangible assets		(169,720)	(168,495)
Property, plant and equipment		(13,982)	(11,480)
Other financial assets		(9,018)	(869)
Proceeds from disposal (+)		38,845	25,681
Group companies and associates		10,472	14,827
Intangible assets	6	1	300
Non-current assets held for sale		—	7,539
Other assets		28,372	3,015
CASH FLOWS FROM INVESTING ACTIVITIES		(154.749)	(155,163)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from and payments on equity instruments		(89,755)	(233,764)
Disposal of own equity instruments (+)		1,641	4,822
Acquisition of own equity instruments (-)		(91,396)	(238,586)
Proceeds from and payments on financial liabilities		(2,134)	13,598
Issues		16,446	14,769
Borrowings from group companies and associates (+)		16,446	14,769
Repayment and redemption of		(18,580)	(1,171)
Bank borrowings (-)		(6)	—
Borrowings from group companies and associates (+)		(17,476)	(812)
Other borrowings (-)		(1,098)	(359)
Dividends paid and payments on other equity instruments		(167,404)	(47,541)
Dividends paid (-)		(167,404)	(47,541)
CASH FLOWS FROM FINANCING ACTIVITIES		(259,293)	(267,707)

NET FOREIGN EXCHANGE DIFFERENCE		—	—

NET INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS		(17,073)	(69,850)
Cash and cash equivalents at the beginning of the year	12	162,451	232,301
Cash and cash equivalents at the end of the year	12	145,378	162,451

Read with the accompanying explanatory notes.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016

(Thousands of euros)

1. Activity

MEDIASET ESPAÑA COMUNICACIÓN, S.A. (called Gestevisión Telecinco, S.A. until April 12, 2011), (hereinafter “the Company”) was incorporated in Madrid on March 10, 1989. Its registered address is Carretera de Fuencarral a Alcobendas 4, 28049 Madrid.

The Company engages in the indirect management of a public television service. The Company operated seven TV channels (Telecinco, Factoría de Ficción, Boing, Cuatro, Divinity, Energy and BeMad). The licenses to operate these channels were granted as follows:

•        Under the terms of the State concession granted by the General Secretariat of Communications’ Resolution of August 28, 1989 and the concession agreement contained in the public deed of October 3, 1989, as well as all natural operations related to and as a consequence of that management.

•        This agreement was renewed for ten years from April 3, 2000 under a Council of Ministers’ agreement dated March 10, 2000.

•        A Council of Ministers’ resolution of November 25, 2005 extended this concession agreement as well as those of other national concessionaires to include three DTT (digital terrestrial television) channels.

•        A Council of Ministers’ agreement of March 26, 2010 renewed this concession for an additional ten years.

The Company made all the investments required to start digital transmissions pursuant to Royal Decree 2169/1998, of October 9, which approved the Spanish National Technical Plan for Digital Terrestrial TV. Without prejudice to the above and in conformity with Transitional Provision Two of the Audiovisual Law, on May 3, 2010 the Company requested that the concession be changed to a license to offer an audiovisual communication service. Under the Council of Ministers’ resolution of June 11, 2010 the concession became a 15-year license to offer an audiovisual communication service. This license is automatically renewable for the same period provided the Company meets the requirements of Article 28 of the Audiovisual Law 7/2010, of March 31.

•        Since the analogical blackout on April 3, 2010 (when analogical broadcasts ended), and by virtue of Additional Provision Three of Royal Decree 944/2005 on May 4, 2010, the Company has access to a multiple digital license with national coverage, which increased the channels it managed to four.

•        Following the acquisition of Sogecuatro, S.A. in 2010, the Company obtained Cuatro’s multiplex licenses (Cuatro and three more channels).

•        On May 6, 2014, the digital channels La Siete and Nueve ceased broadcasting in compliance with the sentence handed down by the Third Chamber of the Supreme Court, as decided at a Council of Ministers meeting held March 22, 2013.

•        Based on an agreement reached by the Council of Ministers on October 16, 2015, the Company was granted a 15-year license to operate a new high-definition TDT channel, which may be extended in accordance with the terms stipulated by Audiovisual Law. Set broadcasting must begin within six months of being granted.

•        Per Article 4 of its Bylaws, the Company was incorporated for an indefinite period.

The Company became exchange-listed on June 24, 2004, when it was listed on the stock exchanges of Madrid, Barcelona, Bilbao and Valencia and became an IBEX-35 company on January 3, 2005.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

2. Basis of presentation of the financial statements

The financial statements have been prepared in accordance with Spanish GAAP enacted by Royal Decree 1514/2007 of November 16, which was amended by Royal Decree 602/2016 of December 2, as well as other prevailing mercantile legislation.

The figures shown in these financial statements are presented in thousands of euros unless otherwise indicated.

2.1.True and fair view

The accompanying annual financial statements have been prepared from the Company’s accounting records in accordance with prevailing accounting legislation in order to give a true and fair view of the equity, financial position and results of the Company, as well as the cash flows reported in the cash flow statement.

These financial statements have been prepared by the directors of the Company and will be submitted for approval by the shareholders in general meeting. It is expected that they will be approved without modification.

2.2.Comparative information

Thus, in accordance with mercantile law, for comparative purposes the Company has included the 2015 figures in addition to those of 2016 for each item of the balance sheet, of the income statement, of the statement of changes in equity and of the cash flow statement.

The notes to the financial statements also include quantitative information from the previous year, except when an accounting standard specifically establishes this as unnecessary.

As indicated in note 2.5, effective January 1, 2016, for the first time Royal Decree 602/2016 of December 2nd was applied, by virtue of which the Spanish National Chart of Accounts was amended, and based on its tenets, during 2016 the Company prospectively amortizes goodwill and intangible assets with indefinite useful lives. Also in accordance with the abovementioned Royal Decree 602/2016, these financial statements do not include comparative information on the specific remuneration corresponding to the individuals representing the Company in its governing bodies in which it acts as legal person (Note 19), they do not reflect amounts paid for insurance premiums covering the civil liability of its directors for damage caused by acts or omissions in their positions (Note 19), or the average number of employees during the year with disability equal or superior to 33% (Note 20.a).

2.3.Preparation of the consolidated financial statements

The Company, as the parent of a corporate group in accordance with mercantile law and given that it is a listed company, is obliged to present consolidated financial statements in accordance with the International Accounting Standards as approved by the European Union. Accordingly, the corresponding consolidated financial statements were prepared together with these individual financial statements. Consolidated equity and net profit for the year ended December 31, 2016 amounting to 975,395 thousand euros and 170,997 thousand euros, respectively.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

2.4.Critical issues concerning the assessment of uncertainty

The preparation of the Company’s annual financial statements requires the Directors to make judgments, estimates and assumptions which affect the application of accounting principles and the balances of assets, liabilities, income and expenses, and the disclosure of contingent assets and liabilities at the reporting date. These estimates and assumptions are based on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amount of the assets and liabilities that are not readily apparent from other sources. Those estimates and assumptions are reviewed on an ongoing basis. The effects of the reviews of the accounting estimates are recognized in the period during which they are carried out, if they relate solely to that period, or in the period reviewed and future periods if the review affects both current and future periods. Nevertheless, the uncertainty inherent in the estimates and assumptions may lead to results that necessitate adjusting the carrying values of the assets and liabilities affected in the future.

Aside from the general process of making systematic and periodically revising estimates, the directors made certain value judgments on issues that have a special effect on the financial statements.

The main judgments as well as the estimates and assumptions regarding future events, and other uncertain sources of estimates at the date of preparation of the financial statements that may cause corrections to assets and liabilities are as follows:

Impairment of non-current assets

When measuring non-current assets other than financial assets, especially goodwill and intangible assets with an indefinite useful life, estimates must be made to determine their fair value to assess if they are impaired. To determine fair value, the Directors estimate the expected cash flows from assets or the cash-generating units to which they belong and apply an appropriate discount rate to calculate the present value of these cash flows.

Future cash flows depend on meeting the business plan for upcoming years, whereas discount rates depend on the interest rate and the risk premium associated with each cash generating unit. Note 6 includes the hypotheses used to calculate the value of the cash-generating units, and includes a sensitivity analysis of the changes in the hypotheses utilized.

Deferred tax assets

Deferred tax assets are recognized when the income tax Group is likely to have future taxable profit against which these assets may be utilized.

To determine the amount of deferred tax assets that can be recognized, the Directors estimate the amounts and dates on which future taxable profits will be obtained, and the reversion period of taxable temporary differences.

Useful life of property, plant and equipment, and intangible assets

The Company periodically reviews the useful lives of its property, plant and equipment, and its intangible assets, prospectively adjusting the provisions for depreciation when the estimates change.

Provisions and contingent liabilities

The Company recognizes provisions for risks in accordance with the accounting policy set forth in Note 4.10. The Company has made judgments and estimates regarding the probability of the occurrence of said risks, as well as the amount thereof, and has recognized a provision when the risk has been considered likely, estimating the cost that such an occurrence would represent for it. When risks are only considered to be possible, no provisions are recognized (Note 14).

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Calculation of fair values, values in use and present values

Estimating fair values, values in use, and present values entails calculating future cash flows and making assumptions on the future values of flows as well as the applicable discount rates. The estimates and related assumptions are based on historical experience and various other factors understood to be reasonable under the circumstances.

The Company values incentive plans through shares at fair value on the date of the concession. Making such an estimate at that date requires making estimates and judgments on the valuation option models and taking into account the price of the option in the year, the life of the option, the price of the underlying shares, the expected volatility of the share price, an estimate of dividend payments, and the risk-free interest rate for the life of the option.

2.5 Application of new accounting rules

In accordance with current mercantile legislation and the Spanish National Chart of Accounts approved by Royal Decree 1514/2007, goodwill and intangible assets with indefinite useful lives was not amortized. As stipulated in Royal Decree 602/2016 of December 2, amending the General Chart of Accounts, and based on its tenets, since January 1, 2016 the Company has been systematically amortizing goodwill and intangible assets which were originally considered as having indefinite useful lives.

In line with the terms in the single transitional provision mentioned in Royal Decree 602/2016, during 2016 the Company chose to prospectively amortize the carrying amount of goodwill and intangible assets which had been recognized as intangible with indefinite useful lives at year end of the prior year (Note 4.1). The amortization provision for goodwill during 2016 was 28,798 thousand euros, and the signal transmission license amounted to 8,500 euros (Note 6); they are recognized under “Amortization of property, plant, and equipment” on the income statement.

3. Appropriation of profit

The Directors have proposed the following appropriation of profit, expressed in thousands of euros, pending approval by the General Shareholders’ Meeting:

Amount
Proposed appropriation
Profit for the year	147,201
Total	147,201
Appropriation to:
Dividend	147,201
Total	147,201

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Limitations on the distribution of dividends

The Company is obliged to transfer 10% of the profit for the year to a legal reserve until this reserve reaches an amount at least equal to 20% of share capital. Unless the balance of the reserve exceeds this amount, it cannot be distributed to shareholders. At the date of preparation of these financial statements, the mandatory legal reserve had been duly set aside.

Once the legal or the company bylaw requirements have been met, dividends may only be distributed against profit for the year or against freely distributable reserves if the value of equity is not lower than share capital or would not be caused to be less than share capital by the distribution of dividends. Accordingly, profit recognized directly in equity may not be distributed either directly or indirectly. Where losses exist from previous years that reduce the Company’s equity to below the amount of share capital, profit must be allocated to offset these losses.

At its meeting on February 23, 2017, the Board of Directors resolved to submit for approval by Shareholders in ordinary meeting a proposal to distribute an extraordinary dividend amounting to 28,519 thousand euros with a charge to the Company’s freely distributable reserves.

4. Recognition and measurement accounting policies

Los principales criterios de registro y valoración utilizados por la Sociedad en la elaboración de estas cuentas anuales son los siguientes. The main recognition and measurement accounting policies applied in the preparation of these financial statements are as follows:

4.1 Intangible assets

Intangible assets are measured at cost of acquisition or production, less accumulated depreciation and any impairment losses. An intangible asset is recognized as such only if it is likely to generate future income for the Company and its cost can be reliably measured.

The financial expenses of specific or generic funding of assets with installation periods exceeding one year accrued before the assets are put to use are included in the acquisition or production cost.

Intangible assets are amortized using the straight-line method over their estimated useful lives and recoverability is analyzed when events or changes in circumstances take place that indicate that their net book value may not be recovered. Amortization methods and schedules are revised annually at year end and, where appropriate, adjusted prospectively.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Goodwill

Upon acquisition, goodwill is initially measured at cost, being the excess of the cost of the business combination over the Company’s share in the net fair value of the acquiree’s identifiable assets, less the liabilities assumed.

In accordance with current mercantile legislation and the Spanish National Chart of Accounts approved by Royal Decree 1514/2007, goodwill was not amortized and in place, the cash-generating unit to which goodwill was allocated at the acquisition date was tested for impairment at least annually, recognizing, if necessary, the corresponding impairment losses.

Effective starting January 1, 2016, as indicated in Royal Decree 602/2016 of December 2, goodwill is amortized on a straight-line basis over its 10-year useful life (Note 2.5). At least once a year, cash-generating units to which goodwill has been assigned are tested for impairment, with any impairment loss recognized (Note 4.4).

Goodwill impairment losses cannot be reversed in future periods.

Computer software

This includes the amounts paid for title to or the right to use computer programs; those developed in-house are included only when they are expected to be used over several years.

Computer software maintenance costs are expensed directly in the year in which they are incurred.

Computer software is amortized over three years from the date on which it starts to be used.

Patents, licenses, and trademarks

These relate mainly to trademarks and concessions for television channels. The “Cuatro” trademark and the “Cuatro” multiplex operators’ license were identified in the Sogecuatro Group purchase price allocation price. The “Cuatro” trademark has an estimated useful life of 20 years.

Until 2015, licenses were considered to have indefinite useful lives, and in accordance with Spanish National Chart of Accounts approved by Royal Decree 1514/2007, they were not amortized.

Effective starting January 1, 2016, as indicated in Royal Decree 602/2016 of December 2, goodwill is amortized on a straight-line basis over its 10-year useful life (Note 2.5).

Audiovisual property rights

The following intangible assets are recognized under this heading:

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Property rights on external audiovisual production

These rights are initially recognized at their acquisition price. If they are acquired in closed packages and the breakdown of the individual value of each product is not provided, individual values are calculated based on a weighting factor equivalent to the acquisition cost of products of a similar type and category, as if the acquisition were made on an individual basis. If the contract stipulates the individual value of each product/title, this is taken directly as the asset value.

The right is recognized at the time the material becomes available for broadcasting pursuant to the contract, and is recognized under “Customer Advances” until it becomes available for broadcasting. In the case of several rights associated with a single contract that become available during the same year but on different dates, the Company recognizes the inclusion of the rights under the contract on the date on which the first right is available for broadcasting.

These rights are amortized based on the number of screenings, as follows:

1.              Films and TV movies (non-series)

* Contractual rights for two screenings:

First screening: 50% of acquisition cost

Second screening: 50% of acquisition cost

* Contractual rights for three or more screenings:

First screening: 50% of acquisition cost

Second screening: 30% of acquisition cost

Third screening: 20% of acquisition cost

2.              Other products (series)

* Contractual rights for two or more screenings:

First screening: 50% of acquisition cost

Second screening: 50% of acquisition cost

When a screening is sold to a third party, the value of the screening, calculated on the basis of the above percentages, is amortized on the basis of the buyer’s territorial capacity to distribute the television signal. A cost of goods sold is recognized based on the revenues generated in the territory where the screening has been sold and adjustments are made to the unsold value of the screening in question.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

When audience figures for first screenings or channel programming indicate that the net carrying amount is not in line with the estimated real value, specific impairment provisions are recognized for each product or right.

In-house series production rights

These include productions that the Company, as the owner, may both broadcast and subsequently sell.

Their value includes both the costs incurred directly by the Company and recorded in the line “Work performed by the entity and capitalized” of the Income Statement, and the amounts billed by third parties.

The residual value, estimated at 2% of total cost, is amortized on a straight-line basis over three years from the time the productions are available, unless these rights are sold to third parties during the amortization period, in which case the remaining value is expensed to the revenues generated by the sale.

Amortization is based on the screenings, as follows:

•                  Series of less than 60 minutes or more and/or broadcast daily.

First screening: 100% of the amortizable double value

•                  Series of 60 minutes or more and/or broadcast weekly

First screening: 90% of the amortizable value

Second screening: 10% of the amortizable value, excepting promotional coupons.

In addition, the residual values of broadcasting rights over three years old, from the date of recording of the assets, are written off.

When audience figures for first screenings or channel programming indicate that the net carrying amount is not in line with the real estimated value, each specific product or right is amortized.

Distribution rights

These include the rights acquired by the Company for use in all windows in Spanish territory.

The cost of the right is that stated in the contract. Amortization of distribution rights is recognized on the basis of the expected pattern of consumption in each window in which the right is used, as well as the estimated audiences for each window.

When the free-to-air broadcasting or right commences, it is reclassified under “Audiovisual Property Rights.”

In the free-to-air window, the amortization of the rights is recognized in the same way as in the case of audiovisual property rights, as detailed in the corresponding note.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Coproduction rights

These include the coproduction rights acquired by the Company for use in all windows.

The cost of the right is that stated in the contract. Amortization of distribution rights is recognized on the basis of the expected pattern of consumption in each window in which the right is used, as well as the estimated audiences for each window.

When the free-to-air broadcasting or right commences, it is reclassified under “Audiovisual Property Rights.”

In the free-to-air window, the amortization of the rights is recognized in the same way as in the case of audiovisual property rights, as detailed in the corresponding note.

Rights: options, scripts, development

Necessary expenses to analyze and develop new projects are recognized under this heading. Scripts acquired are measured at cost.

When a right to a production to which it is associated commences, the right is reclassified to the related rights account and amortized accordingly.

Master copies and dubbing

Master copies refer to the media supporting the audiovisual rights and dubbing to the cost of dubbing original versions.

These are measured at cost and amortized in the same proportion as the audiovisual rights with which they are associated.

4.2 Retransmission rights

The costs for the rights to broadcast sport are recognized under “Procurements” on the income statement at the cost stipulated in the agreement. The costs are recognized when each event is broadcast. Advance payments are recognized in the balance sheet under “Current assets — Other current assets.”

4.3 Property, plant and equipment

Property, plant and equipment are initially measured at either acquisition or production cost.

Following initial measurement, they are stated at cost less accumulated depreciation and any impairment losses.

The financial expenses of specific or generic funding of assets with installation periods exceeding one year accrued before the assets are put to use are included in the acquisition or production cost.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

When, based on an analysis of the nature and conditions of a lease agreement, all risks and rewards incidental to ownership of the leased item are considered to be substantially transferred to the Company, the agreement is classified as a financial lease. Therefore, the ownership acquired through these financial leases is measured, based on its nature in the PPE, at an amount equivalent to the lower of its fair value and the present value of the minimum payments set forth at the beginning of the lease agreement, minus the accumulated depreciation and any impairment loss. There were no finance lease agreements at year end 2016 and 2015.

Expenses for repairs which do not prolong the useful life of the assets, as well as maintenance expenses, are recognized in the income statement in the year incurred. Expenses incurred for expansion or improvements which increase the productivity or prolong the useful life of the asset are capitalized as an increase in the value of the item.

Depreciation expenses are recognized in the income statement. The elements of this item are depreciated from the time in which they are available to be brought into service. Property, plant and equipment are depreciated by the straight-line method during the following years of estimated useful life:

Ratio
Buildings	3%
TV equipment	20%
Fixtures	10%
Tools	20%
Automobile-related material	14-15%
Furniture	10%
Data-processing equipment	25%
Other items of property, plant, and equipment	20%

The Company reviews the assets’ residual value, useful lives and the depreciation methods of property, plant and equipment at year end and adjusts them prospectively where applicable.

4.4 Impairment of non-current non-financial assets

The Company assesses at least at each year end whether there is an indication that a non-current asset or, where applicable, a cash-generating unit may be impaired. If any such indication exists, and in all events when goodwill or intangible assets have indefinite useful lives, the Company estimates the asset’s recoverable amount.

The recoverable amount is the higher of the fair value less cost to sell and the value in use. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired. To assess value in use, expected future cash flows are discounted to their present value using risk-free market rates, adjusted by the risks specific to the asset. For those assets that do not generate cash inflows largely independent of those from other assets or groups of assets, the recoverable amount is determined for the CGU to which the asset belongs.

Impairment loss and its reversion are recognized in the income statement. Impairment loss is reversed only if the circumstances giving rise to it have ceased to exist, except those related to goodwill. The reversal is limited to the carrying amount that would have been determined had no impairment loss been recognized for the asset.

Goodwill and intangibles with indefinite lives are tested for impairment by determining the recoverable amount of the cash-generating unit to which they relate. If the recoverable amount of the cash-generating unit is less than the carrying amount, an impairment loss is recognized.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

4.5 Financial instruments

Financial assets

A) Recognition and measurement

Financial instruments are classified into one of the following categories for measurement purposes:

1.              Loans and receivables

2.              Held-to-maturity investments

3.              Financial assets held for trading

4.              Other financial assets at fair value through profit and loss

5.              Investments in group companies, joint ventures and associates

6.              Available-for-sale financial assets

Financial assets are initially recognized at fair value. Unless there is evidence to the contrary, fair value is the transaction price. The transaction price is equivalent to the fair value of the consideration paid plus directly attributable transaction costs, except, for financial assets held for trading and other financial assets at fair value through profit or loss, directly attributable transaction costs are recognized directly in the income statement of the year in which the financial asset is acquired. In addition, for financial assets held for trading and available-for-sale financial assets, preferential subscription and any similar rights acquired will be part of the initial measurement.

a.1)Loans and receivables

Loans and receivables comprise financial assets arising from the sale of goods or the rendering of services in the ordinary course of the Company’s business. The category also includes credits from non-commercial operations, which are defined as financial assets that, in addition to not being equity instruments or derivatives, have no commercial substance, have fixed or determinable payments and are not traded on an active market. This category does not include financial assets for which the Company might not substantially recover all of its initial investment due to circumstances other than credit impairment.

Following initial recognition, financial assets included in this category are measured at amortized cost. Interest is recognized in the income statement using the effective interest rate method.

Nevertheless, trade receivables that mature within less than one year with no contractual interest rate, as well as advances and loans to personnel, dividends receivable and called-up payments on equity instruments, the amount of which is expected in the short term, are carried at nominal value both at initial and subsequent remeasurement, when the effect of not discounting cash flows is not significant.

Loans and receivables maturing in less than twelve months as of the balance sheet date are classified as current, and those maturing at over 12 months as non-current.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

a.2) Financial assets held for trading

A financial asset is considered to be held for trading when:

a)             It is originated or acquired to be sold in the short term.

b)             It is part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit taking.

c)              It is a derivative financial instrument, providing that is not a financial guarantee contract and has not been designated as a hedging instrument.

After initial recognition, these assets are stated at fair value including any transaction costs relating to their sale. Changes to fair value are recognized in the income statement for the year.

a.3) Investments in Group companies, joint ventures, and associates

This category includes equity investments in companies in which the entity exercises control (group companies), joint control via by-law resolutions or contractual arrangements with one or more partners (jointly controlled entities) or has significant influence (associates).

Upon initial recognition in the balance sheet, the investments are recognized at fair value, which, unless there is evidence to the contrary, is the transaction price, which is equivalent to the fair value of the consideration paid.

Investments in Group companies are recognized, where applicable, based on accounting principles for transactions with group companies (Note 4.16) and those used for determining the cost of business combinations in accordance with the accounting policy governing business combinations.

When an investment is newly classified as a group company, joint venture or associate, the carrying amount of that investment immediately prior to its new classification is taken as the cost of that investment. If applicable, any unrealized value adjustments to the investment which have been previously recognized directly in equity are left in equity until the investment is either sold or impaired.

Following initial measurement, these financial assets are measured at cost, less any accumulated impairment loss.

When a value must be assigned to these assets because they are derecognized or for another reason, the homogenous-groups weighted average cost method is applied, with homogenous groups understood to be those that have the same rights. Where preferential subscription or similar rights are sold or separated for the purpose of being exercised, the cost of these rights decreases the carrying amount of the respective assets.

a.4) Available-for-sale financial assets

This category includes debt securities and equity instruments of other companies not classified in any of the preceding categories.

After initial recognition, these assets are stated at fair value including any transaction costs relating to their sale. Changes in fair value are recognized directly in equity until the investment is derecognized or determined to be impaired, at which time the cumulative gain or loss is recognized in the income statement. However, impairment losses and foreign exchange gains, and losses on monetary assets denominated in foreign currency are recognized in the income statement. Interest, calculated according to the effective interest rate method and dividend income are also recognized in the income statement.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Investments in equity instruments whose fair value cannot be reliably determined are measured at cost, less any cumulative impairment. When a value must be assigned to these assets because they are derecognized or for another other reason, the homogenous-groups weighted average cost method is applied, with homogenous groups understood to be those that have the same rights. Where preferential subscription or similar rights are sold or separated for the purpose of exercising being exercised, the cost of these rights decreases the carrying amount of the respective assets. This amount is the fair value or the cost of the rights consistent with the measurement of the associated financial assets.

B) Interest and dividends received from financial assets

Interest and dividends from financial assets accrued subsequent to acquisition are recognized as income. Interest must be recognized using the effective interest rate method; dividends are recognized when the right to receive them is established.

For these purposes, financial assets are recognized separately on initial measurement, based on maturity, accrued explicit interest receivable at that date and the proposed dividends at the time the assets are acquired. For these purposes, explicit interest refers to the contract interest rate applied to the financial instrument.

In addition, when distributed dividends are derived unmistakably from profit generated prior to the date of acquisition given that the amounts of distributed dividends exceeded the profit generated by the associate since acquisition, the dividends are not recognized as income and decrease the cost of the investment.

C) Impairment of financial assets

At year end, the Company evaluates if its financial assets or group of financial assets are impaired.

Financial assets recognized at amortized cost (receivables and investments held to maturity)

Valuation adjustments are made, provided that there is objective evidence that the value of a financial asset, or group of financial assets, recognized at amortized cost has suffered an impairment loss as a result of one or more events that have occurred after their initial recognition causing a reduction or delay in estimated future cash flows.

The impairment loss on these financial assets is the difference between their carrying value and the present value of the future cash flows expected to be generated, minus the effective interest rate calculated at the time of their initial recognition. For financial assets with floating interest rates, the effective interest rate corresponding to the balance sheet date is used, in accordance with the contractual conditions. To calculate the impairment losses of a group of financial assets, models based on statistical methods or formulas are used.

Impairment losses, as well as the reversion thereof when the amount of the loss diminishes for reasons related to a subsequent event, are recognized as revenue or expense, respectively, in the income statement. The reversal of an impairment is limited to the carrying value of the credit that would have been recognized on the reversal dates had no impairment loss been recognized.

Investments in Group companies, joint ventures and associates

When there is objective evidence that the carrying amount of an investment will not be recoverable, the required valuation adjustments must be made.

The valuation adjustment is the difference between the carrying amount of the investment and the recoverable amount, which is the greater of the investment’s fair value, less costs to sell and the present value of future cash flows derived from the investment. Unless better evidence of the recoverable amount of the investments is available, impairment of this type of asset has been estimated taking into account the equity of the subsidiary, adjusted by any unrealized capital gain existing on the measurement date.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Unless financial support has been promised to the investee, no provisions are set aside in excess of the value of the investment.

Impairment loss and its reversion are recognized as expenses or as revenue, respectively, in the income statement. The reversal of an impairment is limited to the carrying value of the estimate that would have been recognized on the reversal dates had no impairment loss been recognized.

Available-for-sale financial assets

When there is objective evidence of a decline in the fair value of this category of financial assets due to impairment, the underlying capital losses recognized as “Unrealized gains (losses) reserve” in equity are taken to the income statement.

The reversal of an impairment loss is recognized in the income statement. Such reversal is limited to the carrying amount of the financial asset that would have been recognized on the reversal date had no impairment loss been recognized.

D) Derecognition of financial assets

The Company derecognizes all or part of a financial asset when the contractual rights to related cash flows expire or are transferred. In such cases, substantially all of the risks and rewards of ownership must be assigned, under circumstances that are evaluated by comparing the Company’s exposure before and after the transfer with the variability in the amounts, and the timing of the net cash flows of the transferred asset.

If the Company has not transferred or retained substantially all of the risks and rewards, the financial asset is derecognized if control over the asset has not been retained. The situation is determined in accordance with the transferee’s capacity to transfer the asset. If control over the asset is retained, the Company continues to recognize it to the extent to which it is exposed to the changes in the value of the transferred asset, i.e., due to its continuing involvement, and the associated liability is also derecognized.

When the financial asset is derecognized, the difference between the consideration received, net of attributable transaction costs, including any new financial asset obtained less any liability assumed, and any cumulative gain or loss directly recognized in equity, determines the gain or loss generated upon derecognition and is included in the income statement in the year to which it relates.

The Company does not derecognize financial assets and it recognizes a financial liability for an amount equal to the compensation received in the transfers of financial assets in which it has retained substantially the risks and rewards incidental to ownership, such as discounted bills, recourse factoring, disposals of financial assets under repurchase agreements at fixed prices or sale price plus interest, and securitizations of financial assets in which the company, as transferor, retains subordinated debt or other types of guarantees that substantially absorb estimated losses.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Financial liabilities

A) Recognition and measurement

The Company classifies its financial liabilities into the following categories:

1.    Trade and other payables

2.    Financial liabilities held for trading

3.    Other financial liabilities at fair value through profit or loss

Financial liabilities are initially measured at fair value, which, unless there is evidence to the contrary, is equivalent to the fair value of the consideration received. For financial liabilities included in trade and other payables, directly attributable transaction costs are part of the initial recognition; for other financial liabilities, these costs are recognized in the income statement. Liabilities maturing in less than twelve months as of the balance sheet date are classified as current, and those maturing at over twelve months as non-current.

a.1) Trade and other payables

Trade and other payables comprises financial liabilities arising from the purchase of goods and services in the ordinary course of the Company’s business. The category also includes non-trade payables, which are defined as financial liabilities that, in addition to not being derivative instruments, have not commercial substance.

Upon initial recognition in the balance sheet, they are recognized at fair value, which, unless there is evidence to the contrary, is the transaction price, which is equivalent to the fair value of the consideration received, adjusted by directly attributable transaction costs.

Following initial recognition, financial assets included in this category are measured at amortized cost. Interest is recognized in the income statement using the effective interest rate method.

Nevertheless, trade payables maturing within less than one year with no contractual interest rate, as well as called-up payments on shares the amount of which is expected in the short term are carried at nominal value, both in the initial recognition and in the subsequent recognition, when the effect of not discounting cash flows is not significant.

a.2) Financial liabilities held for trading:

A financial liability is considered to be held for trading when:

a)             It is issued primarily for the purpose of being repurchased in the short term.

b)             It forms part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit taking.

c)              It is a derivative financial instrument, providing that is not a financial guarantee contract and has not been designated as a hedging instrument.

Financial liabilities are initially measured at fair value, which, unless there is evidence to the contrary, is equivalent to the fair value of the consideration received. Directly attributable transaction costs are directly recognized in the income statement.

After initial recognition, these assets are measured at fair value including any transaction costs relating to their sale. Changes to fair value are recognized in the income statement for the year.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

B) Derecognition of financial liabilities

The Company derecognizes a financial liability when the obligation under the liability is extinguished. And it also proceeds to derecognize its own financial liabilities that it acquires, even with a view to reselling them in the future.

When debt instruments are exchanged, provided that their contractual terms are substantially different, the original financial liability is derecognized and the new financial liability is recognized. Financial liabilities whose contractual terms are substantially modified are treated in the same way.

The difference between the carrying amount of the derecognized financial asset (or part of it) and the compensation paid, including any attributable transaction costs, which also includes any new asset transferred other than cash or liability assumed, is recognized in the income statement in the year to which it relates.

When debt instruments are exchanged whose contractual terms are not substantially different, the original financial liability is not derecognized, and the commissions paid are recognized as an adjustment to the carrying amount. The amortized cost of a financial liability is determined by applying the effective interest rate, which is the rate the makes the carrying amount of the financial liability on the modification date equal to the cash flows to be paid as per the new terms.

Financial derivatives and hedges

Cash flow hedges are hedges to exposure to variability in cash flows attributable to a specific risk associated with a recognized asset or liability or to a highly probable forecast transaction that may affect the income statement. The effective portion of the gain or loss on the hedge instrument is recognized directly in equity, whereas the ineffective portion is recognized in the income statement.

The amounts recognized in equity are transferred to the income statement when the hedged transaction affects profit or loss, as well as when financial expense or revenue is recognized, or when a forecast sale or purchase takes place.

When the hedged item is the cost of a financial liability or asset, the amounts recognized in equity are transferred to the initial carrying amount of the non-financial liability or asset.

If the forecast transaction is no longer expected to take place, the amounts previously recognized in equity are transferred to the income statement. If a hedge instrument expires, is sold, terminates or is exercised without being replaced or renegotiated, or its designation as a hedge is revoked, the amounts previously recognized in equity continue to be recognized under that heading until the transaction occurs. If the related transaction is not expected to take place, the amount is recognized in the income statement.

The Company’s financial derivatives at December 31, 2016 and 2015 were classified as held for trading, with gains or losses recognized in profit or loss.

4.6 Classification of current and non-current assets and liabilities

Assets and liabilities are classified in the balance sheet as current and non-current. Accordingly, assets and liabilities are classified as current when they are associated with the Company’s operating cycle and it is expected that they will be sold, consumed, realized or settled within the normal course of that cycle; if they differ from the aforementioned assets, and are expected to mature, be sold or settled within one year; if they are held for trading or are cash and cash equivalents the use of which is not restricted to more than one year.

Audiovisual rights classified under intangible assets are entirely recognized as non-current assets, with the percentages the Company expects to consume broken down in periods of under a year (Note 6).

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

4.7 Treasury shares

Treasury shares are recognized in equity as a decrease in “Capital and reserves” when acquired. No loss or gain is shown in the income statement on sale or cancelation. Expenses incurred in connection with transactions with treasury shares are recognized directly in equity as a decrease in reserves.

4.8 Inventories

In-house production programs which are broadcast daily are recognized as inventories. These programs are recognized at production cost, which is determined by considering all costs attributable to the product which are incurred by the Company.

Advances paid for programs are also included.

They are expensed when the related programs are broadcast.

When the net realizable value of inventories is less than acquisition or production cost, the corresponding provision is recognized in the income statement.

4.9 Cash and cash equivalents

This heading includes cash, current accounts, short-term deposits and purchases of assets under resale agreements that meet the following criteria:

•                  They are readily convertible to cash.

•                  They mature within less than three months from the acquisition date.

•                  The risk of change in value is insignificant.

•                  They are part of the Company’s standard cash management strategy.

In terms of the cash flow statement, occasional bank overdrafts used as part of the Company’s cash management strategy are recognized as a decrease in cash and cash equivalents.

4.10 Provisions and contingencies

Provisions are recognized in the balance sheet when the Company has a present obligation (derived from a contract or a legal provision or from an explicit or implicit obligation) as a result of past events, and a quantifiable outflow of resources is likely to be required to settle the obligation.

Provisions are measured at the present value of the best estimate of the amount that an entity would have to pay to settle the obligation at the balance sheet date or to transfer it to a third party at that time, with provision discount adjustments recognized as a finance cost as they accrue. No discounts are made on provisions falling due within twelve months that do not have a significant financial effect. Provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate.

Compensation receivable from a third party when provisions are settled is recognized as an asset, albeit not deducted from the amount of the provision, and provided that there is no doubt that this compensation will actually be received, and that it does not exceed the amount of the liability recognized. When a contractual or legal relationship exists by virtue of which the Company is required to externalize the risk, and thus it is not liable for the related obligation, the amount of the reimbursement is deducted from the amount of the provision.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

In addition, contingent liabilities are considered to be possible obligations that arise from past events whose materialization depends on the occurrence of future events not wholly within the Company’s control, as well as present obligations arising from past events regarding which it is not probable that an outflow of resources will be required to settle them or which cannot be reliably measured. Contingent liabilities are not recognized in the financial statements but are disclosed in the accompanying notes, unless the likelihood of an outflow of resources is considered remote.

4.11 Equity-settled transactions

The Company has maintained in the past share option plans related to the compensation system for executive directors and board members that are settled by delivering Company shares. The employee benefits expense is determined based on the fair value of the share options to be awarded on the date the option is granted. This expense is recognized over the stipulated three-year period during which the services are rendered. The fair value of share options established at the date the award was granted is not modified.

The options’ fair value is measured based on an internal valuation using valuation option models —specifically, the binomial method— and taking into account the price of the option in the year, the life of the option, the price of the underlying shares, the expected volatility of the share price, estimated dividend payments, and the risk-free interest rate for the life of the option.

The granting of Company shares to the other executive directors and directors of group companies is recognized in the financial statements by increasing the value of the investment of said subsidiaries.

At the date of preparation of these financial statements, the Company does not have any share-based plan commitments.

4.12 Transactions in foreign currency

The financial statements are presented in thousands of euros, which is the Company’s functional currency.

Monetary items

Transactions in foreign currency are initially recognized at the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currency are translated at the exchange rate prevailing at the balance sheet date. All exchange gains or losses arising from translation as well as those arising when balance sheet items are settled are recognized in the income statement.

Non-monetary items

Non-monetary items measured at historical cost are translated at the exchange rate prevailing on the date of the transaction.

Non-monetary items measured at fair value are translated at the exchange rate prevailing when the fair value is determined. When a gain or loss on a non-monetary item is recognized directly in equity, any exchange component of that gain or loss is recognized directly in equity. Conversely, when a gain or loss on a non-monetary item is recognized in profit or loss, any exchange component of that gain or loss is recognized in the income statement.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

4.13 Income tax

Since 1999, the Company has been presenting consolidated corporate income tax as parent of the consolidated tax group 49/99. Apart from Mediaset España Comunicación, S.A. the following companies also form part of the group:

•        Grupo Editorial Tele 5, S.A.U.

•        Telecinco Cinema, S.A.U.

•        Publiespaña, S.A.U.

•        Publimedia Gestión, S.A.U.

•        Mediacinco Cartera, S.L.

•        Conecta 5 Telecinco, S.A.U.

•        Advertisement 4 Adventure, S.L.U. (antes Sogecable Media, S.L.U.)

•        Sogecable Editorial, S.L.U.

•        Premiere Megaplex, S.A.U.

•        Integración Transmedia, S.A.U.

There were no changes in the consolidation scope in 2015 and 2016.

Income tax expense for the year is calculated as the sum of current tax resulting from applying the corresponding tax rate to taxable profit for the year, less any applicable rebates and tax credits, taking into account changes during the year in recognized deferred tax assets and liabilities. The corresponding tax expense is recognized in the income statement, except when it relates to transactions recognized directly in equity, in which case the corresponding tax expense is recognized in equity, and in business combinations in which is recorded as other assets and liabilities of the acquired business.

Deferred income tax is recognized on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts. The tax base of an asset or liability is the amount attributed to it for tax purposes.

The tax effect of temporary differences is included in “Deferred tax assets” or “Deferred tax liabilities” on the balance sheet, as applicable.

Deferred tax liabilities are recognized for all temporary differences, except where disallowed by prevailing tax legislation.

The Company recognizes deferred tax assets for all deductible temporary differences, carryforward of unused tax credits and unused tax losses, to the extent that it is probable that the tax Group to which it belongs has future taxable profits against which these assets may be utilized, except where disallowed by prevailing tax legislation.

For business combinations in which deferred tax assets have not been accounted for separately at initial recognition because they do not meet the criteria, the deferred tax assets which are recognized during the measurement period and which arise from new information regarding matters and circumstances existing at the acquisition date will require an adjustment of the related goodwill. After the abovementioned measurement period, or as a result of new information regarding matters and circumstances existing at the acquisition date, they are written off or recognized directly in equity, depending on the applicable accounting policy.

At each financial year end, the Company assesses the deferred tax assets recognized and those that have not yet been recognized. Based on this analysis, the Company derecognizes the asset recognized previously if it is no longer

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

probable that it will be recovered, or it recognizes any deferred tax asset that had not been recognized previously, provided that it is probable that future taxable profit will be available against which these assets may be utilized.

Deferred tax assets and liabilities are measured at the tax rate expected to apply to the period in which they reverse, as required by enacted tax laws and in the manner in which it reasonably expects to recover the asset’s carrying value or settle the liability.

Deferred tax assets and liabilities are not discounted and are classified as non-current assets or non-current liabilities, respectively.

4.14 Income and expenses

Revenue and expenses are recognized when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises.

Income from sales and services

Revenue is recognized according to the economic substance of the transaction.

Income is recognized when it is probable that the profit or economic benefits from the transaction will flow to the Company and the amount of income and costs incurred or to be incurred can be reliably measured.

Revenue from the sale of goods or the rendering of services is measured at the fair value of the consideration received or receivable stemming from those goods or services, less any discounts, rebates and similar items given by the company, as well as indirect taxes on transactions reimbursed by third parties. Interest included in trade receivables maturing in not more than one year that have no contractual rate of interest is included as an increase in value of the revenue, because the effect of not discounting cash flows is not significant.

Leases

Leases in which the lessor maintains a significant portion of the risks and benefits of ownership of the leased asset are treated as operating leases. Payments or collections carried out under contracts of this type are recognized in the income statement throughout the period of the lease on an accrual basis.

4.15 Business combinations

Business combinations, understood as operations in which the Company acquires control of one or more businesses, are recognized using the purchase method. Under the purchase method, assets acquired and liabilities assumed are recognized, at the acquisition date, at fair value, provided that this value can reliably measured. In addition, the difference between the cost of the business combination and the value of these assets and liabilities is recognized, in the income statement, as goodwill, when the difference is positive, or as income, when the difference is negative. The criteria contained in the section on intangible assets of these Notes apply to goodwill.

Provisional values are used to measure business combinations when the necessary valuation process has not been completed prior to the financial year end. These values should be adjusted within a year from the date of acquisition. Adjustments recognized to complete initial measurement are made retroactively, thus the resultant values are those which would have been stated initially had the information been available, and therefore the comparative figures are restated.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

The cost of a business combination is determined by the sum of:

a)        The fair values on the acquisition date of the assets received, the liabilities incurred or assumed, and the equity instruments issued by the acquirer. Nonetheless, when the fair value of the business acquired is more reliable, this value is used to estimate the fair value of the compensation paid.

b)        The fair value of any contingent compensation which depends on future events or the fulfillment of certain conditions. Such compensation must be recognized as an asset, a liability or equity depending on its nature.

Under no circumstances is the cost of the business combination to include expenses related to the issuing of equity instruments or financial liabilities exchanged for assets acquired; these must be recognized according to the standard on financial instruments.

Other fees paid to legal advisors or other professionals involved in the transaction are recorded as an expense in the income statement. Under no circumstances are internal expenses generated as a result of any of these concepts to be included in the cost of the business combination. Likewise, those incurred by the acquiring entity related to the business combination are not to be included.

Generally, unless there is a more reliable valuation, the fair value of equity instruments or financial liabilities which are provided as compensation for a business combination is the quoted price if these instruments are quoted on an active market. If this is not the case, in the specific case of a merger and spin-off, the fair value is the value given to the shares or participation in the acquiring company when determining the corresponding exchange ratio.

When the carrying amount of the assets provided by the acquirer as compensation is not the same as their fair value, if applicable, the related difference is recognized in the income statement.

4.16 Related-party transactions

Related-party transactions are measured according to the valuation methods described above.

The prices of related-party transactions are adequately documented; hence the Company’s Directors consider there to be no risk of significant liabilities arising from these.

In mergers, the acquiree’s assets and liabilities are measured at the related amount in the Group’s consolidated financial statements.

If no consolidated financial statements exist, or if the consolidated financial statements were prepared according to IFRS, rather than Spanish GAAP, acquired assets are carried at the amount at which they are stated in the transferring company’s separate financial statements.

4.17 Environmental issues

In view of the business activities carried out by the Company, it does not have any environmental liability, expenses, assets, provisions or contingencies that might be material with respect to its equity, financial position or results. Therefore, no specific environmental disclosures have been included in these notes to the financial statements.

4.18 Termination benefits

In accordance with prevailing labor legislation, the Company is required to pay indemnities to employees who are dismissed under certain circumstances. Reasonably quantifiable indemnity payments are recognized as an expense in the year in which the Company creates a valid expectation on the part of the affected third parties that the dismissals will occur.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

5. Property, plant and equipment

The breakdown and movements in property, plant and equipment in 2016 and 2015 are as follows:

2016	01/01/16	Additions	Disposals	Transfers	12/31/16
Cost
Land	14,970	—	—	—	14,970
Buildings	38,683	200	—	242	39,125
TV equipment, plant and tools	96,081	1,546	(3,838)	9,239	103,028
Furniture and fixtures	4,431	281	(288)	—	4,424
Data processing equipment	14,122	882	(1,481)	397	13,920
Other PP&E	608	42	(23)	—	627
Property, plant, and equipment under construction	8,358	8,035	(28)	(9,905)	6,460

Total	177,253	10,986	(5,658)	(27)	182,554

Accumulated depreciation
Buildings	(25,733)	(1,073)	—	—	(26,806)
TV equipment, plant and tools	(82,021)	(5,365)	3,820	—	(83,566)
Furniture and fixtures	(3,206)	(243)	272	—	(3,177)
Data-processing equipment	(11,605)	(1,203)	1,476	—	(11,332)
Other PP&E	(481)	(38)	18	—	(501)

Total	(123,046)	(7,922)	5,586	—	(125,382)

Net carrying amount	54,207				57,172

2015	01/01/15	Altas	Bajas	Traspasos	12/31/15
Cost
Land	14,970	—	—	—	14,970
Buildings	37,988	143	(10)	562	38,683
TV equipment, plant and tools	96,496	1,621	(5,019)	2,983	96,081
Furniture and fixtures	4,276	259	(104)	—	4,431
Data processing equipment	15,686	674	(2,925)	687	14,122
Other PP&E	533	96	(21)	—	608
Property, plant, and equipment under construction	2,461	10,129	—	(4,232)	8,358

Total	172,410	12,922	(8,079)	—	177,253

Accumulated depreciation
Buildings	(24,584)	(1,150)	1	—	(25,733)
TV equipment, plant and tools	(82,796)	(4,193)	4,968	—	(82,021)
Furniture and fixtures	(3,061)	(244)	99	—	(3,206)
Data-processing equipment	(13,244)	(1,280)	2,919	—	(11,605)
Other PP&E	(474)	(26)	19	—	(481)

Total	(124,159)	(6,893)	8,006	—	(123,046)

Net carrying amount	48,251				54,207

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Additions in 2016 and 2015 are due primarily to the acquisition of plant for the Company to continue its business. Decreases in 2016 and 2015 relate primarily to idle and fully depreciated assets that the Company has eliminated from its balance sheet.

Additions included under “Property, plant, and equipment under construction” during the year mainly included the purchase of technical installations used to transform the studios, as well as high-definition mobile units.

At December 31, 2016 and 2015, the amounts of fully depreciated assets still in use are as follows:

	2016	2015
Data processing equipment	9,180	9,597
Buildings	9,889	850
TV equipment, plant, and tools	68,789	67,415
Other PP&E	425	425
Furniture and fixtures	1,971	2,083
	90,254	80,370

The Company has taken out insurance policies to cover the possible risks to which its property, plant, and equipment are subject and related claims which might be filed. These policies are considered to adequately cover the related risks.

Operating leases

Amounts recognized under “Operating leases” are as follows:

(Thousand of euros)	2016	2015
Operating lease payments recognized as loss/profit for the year (Note 18.d)	964	676
	964	676

The Company’s future lease payments fall due within a year and are for similar amounts to those assumed during the year.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

6. Intangible assets

La composición y movimientos del inmovilizado intangible en los ejercicios 2016 y 2015 han sido los siguientes:

2016	01/01/16	Additions	Disposals	Transfers	12/31/16
Cost
Cuatro signal transmission license	85,000	—	—	—	85,000
Merger goodwill	287,979	—	—	—	287,979
Trademarks and trade names	173,997	—	—	—	173,997
Audiovisual property rights	418,912	123,072	(116,532)	1,266	426,718
Master copies and Customs	5	—	—	—	5
Dubbing and other work	13,455	1,742	(1,874)	—	13,323
Coproduction rights	2,139	—	—	—	2,139
Fiction series rights	1,369,083	31,937	—	3,868	1,404,888
Distribution rights	10,397	—	(26)	—	10,371
Other auxiliary services (distribution)	539	—	—	—	539
Rights: options, scripts, development	316	134	(178)	(69)	203
Prepayments, audiovisual property rights	2,161	742	—	(1,266)	1,637
Prepayments, fiction rights	1,614	3,427	—	(3,799)	1,242
Computer software in progress	194	1,228	—	(479)	943
Software	19,153	538	(483)	506	19,714
Total	2,384,944	162,820	(119,093)	27	2,428,698

Accumulated depreciation
Cuatro signal transmission license	—	(8,500)	—	—	(8,500)
Merger goodwill	—	(28,798)	—	—	(28,798)
Trademarks and trade names	(53,715)	(8,030)	—	—	(61,745)
Audiovisual property rights	(245,963)	(150,851)	116,532	—	(280,282)
Master copies and Customs	(5)	—	—	—	(5)
Dubbing and other work	(11,697)	(2,281)	1,874	—	(12,104)
Coproduction rights	(2,139)	—	—	—	(2,139)
Fiction series rights	(1,347,894)	(37,657)	—	—	(1,385,551)
Distribution rights	(10,397)	—	26	—	(10,371)
Other auxiliary services (distribution)	(539)	—	—	—	(539)
Software	(17,042)	(1,430)	482	—	(17,990)
Total amortization	(1,689,391)	(237,547)	118,914	—	(1,808,024)

Impairment losses	(12,572)	(16,707)	12,403	—	(16,876)
Total	(1,701,963)	(254,254)	131,317	—	(1,824,900)
Net carrying amount	682,981				603,798

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

2015	01/01/15	Additions	Disposals	Transfers	12/31/15
Cost
Cuatro signal transmission license	85,000	—	—	—	85,000
Merger goodwill	287,979	—	—	—	287,979
Trademarks and trade names	173,997	—	—	—	173,997
Audiovisual property rights	424,464	121,705	(128,857)	1,600	418,912
Master copies and Customs	6	—	(1)	—	5
Dubbing and other work	13,728	1,241	(1,514)	—	13,455
Coproduction rights	6,712	—	(4,573)	—	2,139
Fiction series rights	1,325,468	42,117	—	1,498	1,369,083
Distribution rights	10,397	—	—	—	10,397
Other auxiliary services (distribution)	539	—	—	—	539
Rights: options, scripts, development	61	521	(266)	—	316
Prepayments, audiovisual property rights	2,003	1,758	—	(1,600)	2,161
Prepayments, fiction rights	630	2,482	—	(1,498)	1,614
Computer software in progress	173	254	—	(233)	194
Software	20,171	797	(2,048)	233	19,153
Total	2,351,328	170,875	(137,259)	—	2,384,944

Accumulated depreciation
Trademarks and trade names	(45,685)	(8,030)	—	—	(53,715)
Audiovisual property rights	(241,938)	(132,882)	128,857	—	(245,963)
Master copies and Customs	(6)	—	1	—	(5)
Dubbing and other work	(11,444)	(1,737)	1,484	—	(11,697)
Coproduction rights	(6,712)	—	4,573	—	(2,139)
Fiction series rights	(1,300,360)	(47,534)	—	—	(1,347,894)
Distribution rights	(10,397)	—	—	—	(10,397)
Other auxiliary services (distribution)	(539)	—	—	—	(539)
Software	(17,688)	(1,402)	2,048	—	(17,042)
Total amortization	(1,634,769)	(191,585)	136,963	—	(1,689,391)

Impairment losses	(3,635)	(12,572)	3,635	—	(12,572)
Total	(1,638,404)	(204,157)	140,598	—	(1,701,963)
Net carrying amount	712,924				682,981

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

The additions relate to the acquisition of audiovisual rights for future broadcasts. The retirements mainly relate to transmission rights which have expired and which have been fully amortized; hence the Company derecognizes these from its balance sheet. During the year, certain items of intangible assets were derecognized, mainly rights: options, scripts, and development at a net carrying amount of 178 thousand euros, generating a loss on these transactions which was recognized under “Cost of sales”. Also, in 2016 certain totally-amortized intangible assets were sold at a 1 million euro profit.

Outstanding provisions at year end 2016 and 2015 correspond to the net carrying amount of rights which, while expiring later than December 31, 2016 and 2015, do not feature in the channel’s future broadcasting plans at the time of these financial statements were prepared. Should one of the Company’s channels exercise these broadcasting rights, the provision corresponding to the broadcast would be reversed and the right would be amortized for the amount of the reversal. This would not have an impact on the income statement.

Of the total amount recognized under “Non-current assets — Audiovisual property rights” in the balance sheet at December 31, 2016, the Company estimates a 90% percentage consumption for the 12 months subsequent to year end (67% in 2015). This estimate was based on the best information available at that date using the programming budget and comparable to 2015 for the next 12 months.

At the end of 2016, there were firm commitments to acquire audiovisual property rights commencing on or after January 1, 2017 for a total amount of $47,191 thousand and 204,291 thousand euros. Advances were paid in respect of these firm audiovisual purchase commitments, which at December 31, 2016, totaled 1,637 thousand euros.

At the end of 2015, there were firm commitments to acquire audiovisual property rights commencing on or after January 1, 2016 for a total amount of $45,849 thousand and 201,226 thousand euros. Advances were paid in respect of these firm audiovisual purchase commitments, which at December 31, 2015, totaled $65 thousand and 2,012 thousand euros.

At December 31, 2016, advances paid for fiction series totaled 1,242 thousand euros. At December 31, 2015, these advances totaled 1,614 thousand euros.

At December 31, 2016 and 2015, the amounts of fully depreciated assets still in use are as follows:

	2016	2015
Trademarks	13,697	13,697
Software	16,176	14,777
Coproduction rights	2,139	2,139
Distribution rights	10,371	10,397
Fiction series rights	1,369,799	1,319,172
Dubbing and other work	11,501	10,852
Master copies and Customs	6	6
Other auxiliary services	539	539
	1,424,228	1,371,579

In 2016 the amounts related to intangible asset items acquired from Group companies totaled 959 thousand euros (2015: 862 thousand euros).

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Goodwill and intangible assets assigned to cash-generating units

During the year, goodwill was amortized as well as the signal transmission license amounting to 28,798 thousand and 8,500 thousand euros, respectively. Under the application of Royal Decree 602/2016 of December 2, by virtue of which the Spanish National Chart of Accounts was amended, this amortization corresponds to 10% of the value of goodwill and the license.

During 2016 the Company did not detect any indications of impairment in goodwill or in the license.

7. Investment in Group Companies and Associates

The breakdown and movements in non-current investments in Group companies and associates in 2016 and 2015 are as follows:

2016	01/01/16	Additions	Disposals	Transfers	12/31/16
Cost
Equity instruments	473,493	874	—	—	474,367
Impairment losses	(343,182)	(4,706)	—	—	(347,888)
Total equity instruments	130,311	(3,832)	—	—	126,479

Receivables from group companies (Note 8)	43,196	1,486	(8,085)	30,396	66,993
Impairment losses	(17,419)	(1,016)	2,751	—	(15,684)
Total group companies	25,777	470	(5,334)	30,396	51,309
	156,088	(3,362)	(5,334)	30,396	177,788

2015	01/01/15	Additions	Disposals	Transfers	12/31/15
Cost
Equity instruments	452,060	22,493	(1,060)	—	473,493
Impairment losses	(341,822)	(3,021)	1,661	—	(343,182)
Total equity instruments	110,238	19,472	601	—	130,311

Receivables from group companies (Note 8)	76,444	2,561	(5,584)	(30,225)	43,196
Impairment losses	(19,773)	(1,369)	3,723	—	(17,419)
Total group companies	56,671	1,192	(1,861)	(30,225)	25,777
	166,909	20,664	(1,260)	(30,225)	156,088

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

7.1 Description of investments in group companies and associates

The information related to financial investments in group companies and associates is as follows:

	12/31/16	12/31/15
Company	Direct equity interest (%)	Direct equity interest (%)	Activity
Group companies and associates:
Publiespaña, S.A.U. Ctra. de Fuencarral a Alcobendas, 4, 2804 Madrid	100	100	Exclusive advertising concessionaire, Mediaset España
Premiere Megaplex, S.A. C/ Enrique Jardiel Poncela, 4, 28016 Madrid	100	100	Gaming and betting activities
Grupo Editorial Tele 5, S.A.U. Ctra. de Fuencarral a Alcobendas, 4, 28049 Madrid	100	100	Exploitation of rights; production, and distribution of publications
Telecinco Cinema, S.A.U. Ctra. de Fuencarral a Alcobendas, 4, 28049 Madrid	100	100	Television broadcasting services and intermediation in the markets for audiovisual rights
Conecta 5 Telecinco, S.A.U. Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	100	100	Exploitation of audiovisual content on the Internet
Mediacinco Cartera, S.L. Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	75	75	Financial management and intermediation services
Pegaso Televisión, Inc. Brickell Avenue, 1401 - Suite 33131 - Miami, Florida	43.71	43.71	Television stations and production of television content
Producciones Mandarina, S.L. C/María Tubau, 3 4°, 28050 Madrid	30	30	Production of audiovisual programs
La Fábrica de la Tele, S.L. C/Ángel Ganivet, 18, 28007 Madrid	30	30	Production of audiovisual programs
Advertisement 4 Adventure, S.L.U. (antes Sogecable Media, S.L.U.) Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	100	100	Management and sale of advertising
Sogecable Editorial, S.L.U. Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	100	100	Management of intellectual property rights
Supersport Televisión, S.L. C/Federico Mompou, 5-BIS 28049 Madrid	30	30	Production of programs for television and internet
Emissions Digitals de Catalunya, S.A. Avda. Diagonal, 477 pl. 16 08036 Barcelona	34.66	40	Direct or indirect, production, operation, and management of all types of activities related to TV broadcasting, on its own behalf or on behalf of third parties.
Integración Transmedia, S.A.U. Crta.Fuencarral a Alcobendas„ 4 28049 Madrid	100	—	Sale of advertisement in broadcast media or social communication

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

	Information on the year ended 12/31/16
Company	Net carrying value at 12/31/16	Percentage ownership	Share capital	Reserves	Profit (loss) for the year	Total capital and reserves	Operating profit (loss)	Dividends distributed during the year
Publiespaña, S.A.U.	74,436	100	601	(22,626)	70,919	48,894	90,421	75,570
Premiere Megaplex, S.A.	6,383	100	231	1,562	1,037	2,830	1,508	—
Grupo Editorial Tele 5, S.A.U	120	100	120	(677)	4,149	3,592	5,529	4,049
Telecinco Cinema,S.A.U.	—	100	160	(12,978)	2,852	(9,966)	4,397	—
Conecta 5 Telecinco, S.A.U.	952	100	62	1,896	(1,006)	952	(1,526)	—
Mediacinco Cartera, S.L. (*)	27,285	75	50	36,839	(509)	36,380	(1)	—
Pegaso Televisión Inc. (*)	1,486	44	358	3,488	(446)	3,400	—	nd
Advertisement 4 Adventure, S.L.U. (*)	6,800	100	55	9,057	(2,312)	6,800	(31)	—
Sogecable Editorial, S.L.U. (*)	3	100	3	287	154	444	206	163
La Fábrica de la Tele, S.L.	40	30	13	3,526	3,770	7,309	5,025	1,682
Producciones Mandarina, S.L.	90	30	5	6,811	1,215	8,031	860	391
Supersport Televisión, S.L.	21	30	70	1,455	1,488	3,013	1,989	350
Emissions Digitals de Catalunya, S.A. (**)	8,800	35	4,230	(2,858)	(6,498)	(5,126)	(6,438)	—
Integración Transmedia, S.A.U.	63	100	60	32	(51)	41	(2)	—

	126,479

(*) Unaudited data

(*) Data audited by PWC

	Information on the year ended 12/31/15
Sociedad	Net carrying value at 12/31/15	Percentage ownership	Share capital	Reserves	Profit (loss) for the year	Total capital and reserves	Operating profit (loss)	Dividends distributed during the year
Publiespaña, S.A.U.	74,436	100	601	(12,626)	65,570	53,545	86,296	61,921
Premiere Megaplex, S.A.	6,383	100	231	2,846	(1,284)	1,793	(1,536)	—
Grupo Editorial Tele 5, S.A.U	120	100	120	(176)	3,549	3,493	4,930	3,857
Telecinco Cinema,S.A.U.	—	100	160	(15,439)	2,402	(12,877)	2,416	—
Conecta 5 Telecinco, S.A.U.	1,958	100	62	583	1,313	1,958	1,375	—
Mediacinco Cartera, S.L. (*)	27,667	75	50	37,266	(427)	36,889	(1)	—
Pegaso Televisiòn Inc. (*)	1,681	44	358	5,364	(1,876)	3,846	nd	nd
Advertisement 4 Adventure, S.L.U. (*)	9,112	100	55	9,718	(661)	9,112	(905)	—
Sogecable Editorial, S.L.U. (*)	3	100	3	287	163	453	226	186
La Fábrica de la Tele, S.L.	40	30	13	5,412	3,718	9,143	5,237	882
Producciones Mandarina, S.L.	90	30	5	6,252	1,862	8,119	1,560	583
Supersport Televisión, S.L.	21	30	70	955	1,666	2,691	2,311	522
Emissions Digitals de Catalunya, S.A. (**)	8,800	40	3,280	(429)	(6,481)	(3,630)	(6,466)	—

	130,311

(*) Unaudited data

(*) Data audited by PWC

The profit (loss) of the group companies and associates shown in the above table corresponds entirely to continuing operations. None of the group companies or associates is listed on the stock exchange.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

The breakdown of the long term loans extended to the group companies at December 31, 2016 and 2015 is as follows:

(Thousand of euros)	2016	2015
Conecta 5 Telecinco, S.A.U.	6,000	6,000
Telecinco Cinema. S.A.U.	18,475	15,724
Mediacinco Cartera, S.L.	22,648	—
	47,123	21,724

Interest rates on these loans are EURIBOR plus a market spread.

The breakdown of “Loans to associates” at December 31, 2016 and 2015 is as follows:

(Thousand of euros)	2016	2015
Pegaso Televisión Inc	4,186	4,053
	4,186	4,053

Interest rates on these loans are EURIBOR plus a market spread.

7.2 Significant movements

7.2.1 Equity instruments

a) The main movements during the year are as follows:

Acquisition of Integración Transmedia, S.A.U.

On December 12, 2016, the Company acquired 100% of the share capital in the company Integración Transmedia, S.A.U. from Publiespaña, represented by 60,000 nominal shares at the value of one euro each, all of which are fully paid in at the price of 62 thousand euros.

Capital increase in Emissions Digitals de Catalunya, S.A.U.

On June 29, 2016, a capital increase was carried out in Emissions Digitals de Catalunya, S.A.U.; the Company contributed 811 thousand euros (subscribing 154 new shares at a nominal value of 1,000 euros). As this contribution was in proportional terms less than that of the remaining shareholders, the percentage of ownership changed from 40% to 34.66%.

a) Main changes in the year ending December 31, 2015:

Capital increase in Advertisement 4 Adventure, S.L.U. (previously Sogecable Media, S.L.U.)

The Company increased its investment in the amount of 10,993 thousand euros so as to restore the equity of Advertisement 4 Adventure, S.L.U. This increase took place through the offset of the participating loan held in the amount of 1,600 thousand euros, and a non-monetary contribution of financial investments owned by the Company in the amount of 9,393 thousand euros.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Acquisiton of Emissions Digitals de Catalunya, S.A.U.

On May 27, 2015, the Company acquired shares representing 40% of the share capital of Emissions Digitals de Catalunya, S.A.U. from Catalunya Comunicacio, S.L.U. for 8,800 thousand euros, by virtue of a loan between Mediaset España Comunicación, S.A. and Catalunya Comunicacio, S.L.U.

Sale of the investment in Editora Digital de Medios, S.L.

On March 9, 2015, the Company sold 50% of the share capital in Editora Digital de Medios, S.L. to Editorial Ecoprensa, S.A. for 66 thousand euros.

Sale of the investment in 60 dB Entertainment, S.L.

On June 3, 2015, the Company sold 30% of the share capital in 60 dB Entertainment, S.L. to Before Share, S.L. for 117 thousand euros.

Sale of the investment in Bigbang Media, S.L.

On June 19, 2015, the Company sold 30% of the share capital of Bigbang Media, S.L. to Anicar 61, for 660 thousand euros.

Capital increase in Premiere Megaplex, S.A.U.

The Company increased its investment in the amount of 2,700 thousand euros in order to restore Premiere Megaplex, S.A.U.’s equity. This increase was performed by offsetting loans.

Sale of the investment in Distribuidora de Televisión Digital, S.A. (DTS)

On July 4, 2014, the Company sold 22% of its share capital in Distribuidora de Televisión Digital, S.A. to Telefónica de Contenidos, S.A., for 325,000 thousand euros, broken down as follows: an initial price of 295,000 thousand euros plus 30,000 thousand euros for renouncing extension or preferential acquisition rights for its investment in Prisa.

In 2015, 10,000 thousand euros in additional compensation were received when Telefónica acquired the Prisa package of shares in DTS, which were recognized during the year under “Gains (losses) on disposals and other gains (losses)”. In 2015, the additional complementary amount of up to 30,000 thousand euros was open, arising from the potential increase in the number of platform subscribers from the time control passed to Telefónica, with an effective four-year period from that moment onward. Income recognized during the year related to the complementary amount totaled 2,387 thousand euros.

7.2.2.Non-current loans to Group companies

Participating loan granted to Telecinco Cinema, S.A.U

The participating loans amounted to 28,500 thousand euros at December 31, 2016 and 2015. Given the situation of Telecinco Cinema, S.A.U.’s equity, provisions were recognized amounting to 10,025 thousand euros in 2016 and 12,776 thousand euros in 2015.

Participating loan granted to Advertisement 4 Adventure, S.L.U. (previously Sogecable Media, S.L.U.)

During 2015, the Company offset the capital increase in its participating loan agreement with Sogecable Media, S.L.U. of 1,600 thousand euros (Note 7.2.1).

In 2014, the Company held a participating loan with Sogecable Media, S.L.U. amounting to 1,600 thousand euros. This loan was provisioned in the amount of 1,220 thousand euros. During 2015, the loan was granted through a capital increase, as reflected in Note 7.2.1.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Participating loan granted to Conecta 5 Telecinco, S.A.U.

In 2016 and 2015, the Company had a participating loan agreement with Conecta 5 Telecinco, S.A.U. amounting to 6,000 thousand euros.

Non-current loan granted to Mediacinco Cartera, S.L.

In July of 2015, partial payment of 3,984 thousand euros was made. At December, 2015, this loan had a balance of 30,225 thousand euros, which was classified current loans as it matured on December 31, 2016. The interest rate was 3-month Euribor plus a market spread. Accrued interest in 2015 amounted to 773 thousand euros.

In March of 2016 it was decided to change the contract’s maturity date to December 31, 2019. As a result, the 30,225 thousand euros were transferred to long-term. The interest rate was 3-month Euribor plus a market spread. In July of 2016, another partial payment installment was made in the amount of 8,085 thousand euros was made. Therefore, the balance at year end amounted to 22,648 thousand euros. Accrued interest in 2016 amounted to 507 thousand euros.

7.2.3.Non-current loans to associated companies

Non-current loan to Pegaso Televisión, Inc.

In 2016, the non-current loan to Pegaso Television amounted to 4,186 thousand euros (4,053 thousand euros in 2015).

7.3.Impairment testing

Emissions Digitals de Catalunya, S.A.

At year end of 2016, based on prevailing shareholder agreements, impairment was recognized for the investment in the amount of 811 thousand euros.

Premiere Megaplex, S.A.U.

At year end of 2015, the Company performed an impairment test on its investment in Premiere Megaplex, S.A.U.

The test was done by comparing the recoverable amount with the Company’s net carrying amount. In order to perform this calculation, the estimated future cash flows were discounted based on the main foreseen trend of business parameters with regard to Premiere Megaplex, S.A.U.’s activity.

These projections cover a 4-year period, and the resultant valuation was created based on a reasonable discount rate by contemplating both the market in which the Company operates and the prevalent free risk rate at the time. Growth rates in line with the forecasted medium- and long-term trend of the sector were also taken into account for cash flows to perpetuity not considered during the projected period.

Conecta 5 Telecinco, S.A.U.

Considering the transaction’s characteristics, and due to those of this investee’s activity, it is not possible to obtain a reliable estimate of the current value of future cash flows from the investment, or through the estimate of dividends receivable. Therefore, the Company adjusted this valuation based on the investee’s net equity at year-end 2016 in the amount of 11,818 thousand euros (2015: 10,812 thousand euros).

Telecinco Cinema, S.A.U.

This subsidiary is engaged in cinematographic co-productions in compliance with the legal precepts that apply to television concessionaires. Therefore, it is not possible to obtain reliably evaluate the amount recoverable either by calculating the present value of the future cash flows from the investment or by estimating dividends to be received, which depend on the number of productions made in the future, on the type of production and on their commercial

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

success. For this reason, the Company has adjusted the valuation in accordance with the equity of the subsidiary as at year-and 2016 and 2015. Given that the value of the capital and reserves of Telecinco Cinema, S.A.U. was negative at December 31, 2011, a provision was recognized as indicated in Note 7.2.2.

Advertisement 4 Adventure, S.L.U. (previously Sogecable Media, S.L.U.)

Considering the transaction described in Note 7.2.1, and due to the characteristics of this investee’s activity, it is not possible to obtain a reliable estimate of the current value of future cash flows from the investment, or through the estimate of dividends receivable. Therefore, the Company adjusted this valuation based on the investee’s net equity at year-end 2016 in the amount of 9,196 thousand euros (6,884 thousand euros in 2015).

8. Financial Instruments

8.1 Financial Assets

The breakdown of financial assets in 2016 and 2015 is as follows:

	Equity instruments		Debt securities		Total
(Thousand of euros)	2016	2015	2016	2015	2016	2015
Non-current financial assets
Assets at fair value through profit or loss
Held for trading	—	—	—	—	—	—
Other	—	—	—	—	—	—
Held-to-maturity investments	—	—	—	—	—	—
Loans and receivables	—	—	51,625	26,621	51,625	26,621
Available-for-sale financial assets	—	—	—	—	—	—
Measured at fair value	—	—	—	—	—	—
Measured at cost	—	—	—	—	—	—
Hedging derivatives	—	—	—	—	—	—
Total	—	—	51,625	26,621	51,625	26,621

Current financial assets
Assets at fair value through profit or loss
Held for trading	—	—	—	—	—	—
Other	—	—	—	—	—	—
Held-to-maturity investments	—	—	—	—	—	—
Loans and receivables	—	—	264,429	282,235	264,429	282,235
Available-for-sale financial assets	—	—	—	—	—	—
Measured at fair value	—	—	—	—	—	—
Measured at cost	—	—	—	—	—	—
Non-current assets held for sale	—	—	—	—	—	—
Hedging derivatives	—	—	629	866	629	866
Total	—	—	265,058	283,101	265,058	283,101
	—	—	316,683	309,722	316,683	309,722

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

These amounts are disclosed in the balance sheet as follows:

(Thousand of euros)	2016	2015
Non-current financial assets

Investments in group companies and associates
Loans to companies (Note 19)	51,309	25,777
Non-current financial investments	316	844
Total	51,625	26,621

Current financial assets

Trade and other receivables (Note 10)	222,863	216,518
Investments in group companies and associates	41,500	65,635
Financial investments	695	948
Total	265,058	283,101

	316,683	309,722

a)                  Loans and receivables

(Thousand of euros)	2016	2015
Non-current financial assets
Loans to group companies (Notes 7 and 19)	51,309	25,777
Loans to third parties	300	824
Deposits given and prepayments	16	20
	51,625	26,621

Current financial assets
Trade and other receivables (Note 10)	222,863	216,518
Loans to group companies (Note 19)	41,500	65,635
Deposits given and prepayments	66	82
	264,429	282,235

Non-current and current receivables from Group companies

Non-current loans to Group companies are detailed in Note 7.2.2.

Current loans to Group companies are as follow:

Reciprocal credit facilities: Interest rates on these loans are EURIBOR plus a market spread. Loans to Group companies consist of swap facilities.

Tax credits: Also included under this heading are tax credits with Group companies stemming from the tax consolidation. Note 19 provides the breakdown of these balances.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

b)                  Derivatives

The Company uses derivatives to hedge its risks against foreign-currency fluctuations on the purchase of audiovisual property rights made in the year. It also hedges against foreign currency risk on commercial transactions with customers. As required by the corresponding measurement and recognition policy, these derivatives are classified as “held for trading.”

The breakdown of the notional amounts of derivatives outstanding at the Company at December 31, 2016 is as follows:

	Notional	Amount in $
	amount/		Year - end
	Maturity up to		(€/$) exc.
Assets	one year	Dollars	rate)	Fair value
Purchase of unmatured currency
Purchase of dollars in euros	12,957	14,405	1.0541	629
Sales of dollars in euros	—	—	—	—

Net	12,957	14,405	1.0541	629

The breakdown of the notional amounts of derivatives outstanding at the Company at December 31, 2015 is as follows:

	Notional	Amount in $
	amount/		Year - end
	Maturity up to		(€/$) exc.
Assets	one year	Dollars	rate)	Fair value
Purchase of unmatured currency
Purchase of dollars in euros	19,413	22,165	1.0887	866
Sales of dollars in euros	—	—	—	—

Net	19,413	22,165	1.0887	866

Foreign currency hedges on rights contracts are measured as the difference between the present value of the foreign currency hedge at the forward rate for the contract and the value of the foreign exchange hedge at the year-end exchange rate.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

8.2 Financial liabilities

The breakdown of financial liabilities in 2016 and 2015 was as follows:

			Derivatives and other financial liabilities		Total
(Thousand of euros)	Bank borrowings		2016	2015	2016	2015

Non-current financial liabilities

Trade and other payables	—	—	6,113	7,554	6,113	7,554
Liabilities at fair value through profit or loss	—	—	—	—	—	—
Held for trading	—	—	—	—	—	—
Other	—	—	—	—	—	—
Hedging derivatives	—	—	—	—	—	—
	—	—	6,113	7,554	6,113	7,554

Current financial liabilities

Trade and other payables	19	25	335,378	310,606	335,397	310,631
Liabilities at fair value through profit or loss	—	—	—	—	—	—
Held for trading	—	—	—	—	—	—
Hedging derivatives	—	—	23	—	23	—
	19	25	335,401	310,606	335,420	310,631

	19	25	341,514	318,160	341,533	318,185

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

These figures are classified in the balance sheet as follows:

	Total
(Thousand of euros)	2016	2015
Non-current financial liabilities
Borrowings	6,113	7,554
	6,113	7,554
Current financial liabilities

Borrowings	66,498	76,173
Borrowings from group companies and associates (Note 19)	143,943	130,058
Trade and other payables	124,979	104,400
	335,420	310,631
	341,533	318,185

a) Bank borrowings

In 2016, existing credit facilities were maintained amounting to 280,000 thousand euros (280,000 thousand euros in 2015). These bear interest at EURIBOR plus a market spread in line with Company solvency.

These lines of credit amounting to 280,000 thousand euros fall due between 2017 and 2018.

b) Derivatives and other financial liabilities

b.1) Non-current borrowings

“Non-current borrowings” mainly includes a loan granted by Catalunya Comunicacio, S.L.U. totaling 8,800 thousand euros for the acquisition of the investment in Emissions Digitals de Catalunya, S.A.U., of which 1,238 were classified as current in 2016. Said loan matures in 4 years and bears an interest rate of 2%. In 2016, a total of 1,098 thousand euros had been repaid (359 thousand euros in 2015).

b.2) Borrowings from Group companies

The interest rate on these borrowings is EURIBOR plus a market spread. Loans to Group companies consist of swap facilities. Also included under this heading are current payables for income tax payable with Group companies stemming from the tax consolidation. Note 19 provides the breakdown of these balances.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

b.3) Others

The breakdown at December 31, 2016 and 2015 is as follows:

	Balance	Balance
	12/31/16	12/31/15
Trade and other payables	124,979	104,400
Other financial liabilities	66,456	76,148
	191,435	180,548

Other financial liabilities mainly consist of current borrowings from suppliers of audiovisual rights.

b.4) Derivatives

The Company carries out derivative transactions to hedge currency risk on the purchases of audiovisual property rights in the year and when necessary to hedge currency risk on trade transactions in other currencies with customers, which are recognized in the Company’s balance sheet. As required by the corresponding measurement and recognition policy, these derivatives are classified as “held for trading.”

The breakdown of the notional amounts of Company’s derivatives at December 31, 2016 was as follows:

	Notional amount/	Amount in thousand $
Liabilities	Maturity up to one year	$	(€/$) exchange rate	Valor razonable
Purchase of unmatured currency:
Purchase of dollars in euros	—	—	—	—
Sale of dollars in euros	363	408	1.0541	(23)

Net	363	408	1.2141	(23)

At yearend 2016, derivative financial instruments were recognized under “Financial assets” (Note 8.1.a).

The foreign currency derivatives associated with the property rights are measured at the difference between the present value of the quoted foreign currency hedge at the forward exchange rate in the contract and the value of the quoted foreign currency hedge at year end.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

8.3 Risk management policy

The Company’s operations are exposed to different basic categories of financial risk:

1.Credit risk

Credit risk exists when a potential loss may arise from the Company’s counterparty not meeting its contractual obligations, i.e., the possibility that financial assets will not be recovered at their carrying amount within the established timeframe.

The Company’s maximum exposure to credit risk at December 31, 2016 and 2015 was as follows:

Thousand of euros	2016	2015
Non-current loans to Group companies and associates	51,309	25,777
Non-current financial investments	316	844
Trade and other receivables	222,863	216,518
Current loans to Group companies and associates	41,500	65,635
Current financial investments	695	948
Cash and cash equivalents	145,378	162,451
	462,061	472,173

For the purposes of credit risk management the Company differentiates between financial assets arising from operations and those arising from investments.

Operating activities

Most of the balance of trade payables consists of operations with Group companies that, therefore, do not present a risk.

The breakdown of trade receivables (Group and third parties) at December 31, 2016 and 2015 was as follows:

	2016		2015
	Number of customers	Thousands of euros	Number of customers	Thousands of euros
With a balance of more than 1,000 thousand euros	1	214,474	2	209,430
With a balance between 1,000 and 500 thousand euros	3	2,378	2	1,271
With a balance between 500 and 200 thousand euros	8	2,592	5	1,304
With a balance between 200 and 100 thousand euros	10	1,238	12	1,718
With a balance of less than 100 thousand euros	191	2,138	172	2,258
Total	213	222,820	193	215,981

The Company constantly monitors the age of its debt, and there were no risk situations at year end.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Investing activities

A Financial Risk Management Procedures Manual sets forth the general criteria governing investments of the Company’s Treasury surpluses, which, in broad terms, are as follows:

• The investments are made with institutions (whether domestic or foreign) of recognized financial solvency.

• The investments are placed in conservative products (bank deposits, debt repos, etc.) on which, in general, the repayment of the invested capital is guaranteed.

• Authorizations for the corresponding investments are limited by the powers granted to the company’s senior executives and, in any event, are highly restricted (according to the amount, the Chief Executive Officer, General Management and Operations Director and the Financial Director).

• Under ordinary circumstances, the longest term is three months and the investments usually offer automatically available funds.

2. Market risk

Market risk exists when a potential loss may arise from fluctuations in the fair value or future cash flows of a financial instrument due to changes in market prices.

Given the nearly complete absence of financial debt, there are no financial risks associated with interest-rate movements. Nevertheless, and for illustrative purposes, the Company has conducted a test to determine the sensitivity of the Company’s cash surpluses to certain modifications in interest rates.

The following assumption was used: beginning with our year-end cash surpluses, and taking the 1-month Euribor at December 31, as the benchmark, we applied a variation of -10 +50 basis points for 2016 (in 2015, we applied a variation of -10 + 50).

The sensitivity test shows that the impact of variations on the interest rates applied to the cash surpluses, at December 31, would, in any event, not be significant and would exclusively affect the amount of financial income.

	Reference	Cash	Annual		Annual		Annual
	Rate (Eur)	Surpluses	Interest	50 b.p.	Interest	-10 b.p.	Interest
12/31/16	-0.368	165,415	(609)	0.132	218	-0.468	(774)
12/31/15	-0.205	211,684	(434)	0.295	624	-0.305	(646)

The financial instruments exposed to EUR/USD exchange-rate risk, mainly consisting of future currency-purchase agreements, have undergone a sensitivity test at the balance sheet date.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

The exposed balance sheet value of these financial instruments was corrected by applying a symmetrical percentage change, equal to the 1-year implicit volatility of the currency in question published by Reuters (2016: 10.52% and 2015: 10.07%), to the year-end exchange rate.

The sensitivity test shows that the variations on the year-end exchange rate would have had an impact on the income statement, which, in any event, is not significant.

IMPORT EXCHANGE INSURANCE

12/31/16			12/31/15
USD	Exc. Rate	Differences	USD	Exc. Rate	Differences
14,405	1.0541	629	22,082	1.0887	865
Sensitivity Test
14,405	0.9432	2,212	22,082	0.9791	3,117
14,405	1.1650	(655)	22,082	1.1983	(976)

IMPORT EXCHANGE INSURANCE

12/31/16			12/31/15
USD	Exc. Rate	Differences	USD	Exc. Rate	Differences
408	1.0541	(23)	83	1.0887	1
Sensitivity Test
408	0.9432	(68)	83	0.9791	(8)
408	1.1650	14	83	1.1983	8

3. Liquidity risk

The Company’s financial structure is at a low liquidity risk, given the absence of financial leveraging and the recurrence of operational cash flow generated every year.

Liquidity risk would result from the Company having insufficient funds or access to sufficient funds at an acceptable cost to meet its payment obligations at all times. The Group’s objective is to maintain sufficient available funds to conduct its business.

The Company’s policies establish the minimum liquidity levels required at all times:

•             Excess liquidity may only be invested in certain types of assets (see previous section on credit risk/investment activities) the liquidity of which is guaranteed.

•             The amount of the Company’s revolving credit lines ensures that the Company is able to meet its operating needs as well as finance new short-term investment projects. At year-end 2016, the credit lines available totaled 280 thousand euros (entirely available). At year-end 2015, the credit lines available totaled 280,000 thousand euros (none of which had been drawn down). Given the market situation, these credit lines have been contracted under very competitive financial conditions, which strengthen the financial sector’s perception that the Company is creditworthy.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

The undiscounted contractual maturity dates of financial liabilities at December 31, 2016 are as follows:

	Thousand of euros
	6 months or less	6 months -1 year	1-5 years	More than 5 years	Total
Non-current borrowings	—	—	6,113	—	6,113
Current borrowings	66,479	19	—	—	66,498
Current borrowings from Group companies and associates	—	143,943	—	—	143,943
Trade and other payables	89,166	35,813	—	—	124,979
	155,645	179,775	6,113	—	341,533

The undiscounted contractual maturity dates of financial liabilities at December 31, 2015 were as follows:

	Thousand of euros
	6 months or less	6 months -1 year	1-5 years	More than 5 years	Total
Non-current borrowings	—	—	7,554	—	7,554
Current borrowings	76,148	25	—	—	76,173
Current borrowings from Group companies and associates	—	130,058	—	—	130,058
Trade and other payables	83,096	21,304	—	—	104,400
	159,244	151,387	7,554	—	318,185

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

The undiscounted contractual maturities of the financial assets at December 31, 2016 are as follows:

	Thousand of euros
	6 months or less	6 months -1 year	1-5 years	More than 5 years	Total
Non-current financial assets
Loans to group companies (Note19)	—	—	47,123	—	47,123
Loans to associates	—	—	4,186	—	4,186
Equity instruments	—	—	—	—	—
Loans to third parties	—	—	300	—	300
Derivatives	—	—	—	—	—
Depositsgiven and prepayments	—	—	—	16	16

Current financial assets
Trade and otherreceivables (Note 10)	217,708	5,155	—	—	222,863
Loans to group companies (Note19)	—	41,500	—	—	41,500
Loans to third parties	—	—	—	—	—
Short-term deposits	—	—	—	—	—
Derivatives	—	629	—	—	629
Depositsgiven and prepayments	—	66	—	—	66
	217,708	47,350	51,609	16	316,683

The undiscounted contractual maturities of the financial assets at December 31, 2015 were as follows:

	Thousand of euros
	6 months or less	6 months -1 year	1-5 years	More than 5 years	Total
Non-current financial assets
Loans to group companies (Note19)	—	—	21,724	—	21,724
Loans to associates	—	—	4,053	—	4,053
Equity instruments	—	—	—	—	—
Loans to third parties	—	—	824	—	824
Derivatives	—	—	—	—	—
Depositsgiven and prepayments	—	—	—	20	20

Current financial assets
Trade and otherreceivables (Note 10)	211,414	5,104	—	—	216,518
Loans to group companies (Note19)	—	65,635	—	—	65,635
Loans to third parties	—	—	—	—	—
Short-term deposits	—	—	—	—	—
Derivatives	—	866	—	—	866
Depositsgiven and prepayments	—	82	—	—	82
	211,414	71,687	26,601	20	309,722

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

8.4 Information on the average payment period to suppliers. Third additional provision: “Disclosure requirements” of Law 15/2010 of July 5.

Information on the average payment period to suppliers is as follows for 2016 and 2015:

	2015	2016
(Days)
Average supplier payment period	77	68
Ratio of paid transactions	80	74
Ratio of transactions pending payment	60	38

(Thousands of euros)
Total payments made	504,451	464,616
Total future payments	89,858	83,835

This difference is notable when compared to the maximum stipulated by payment arrears regulations, and is exclusively due to the rigorous control exercised by the Company with regard to mercantile and tax requirements to be met by invoices received, meaning that they are not paid until the incidents detected have not been resolved.

9.  Inventories

The balances under this heading at year end are as follows:

	2016	2015
Prepayments to program suppliers	466	463
In-house production programs	6,244	6,080
Total	6,710	6,543

10.  Trade and other receivables

The breakdown of trade and receivables in 2016 and 2015 is as follows:

	12/31/16	12/31/15
Trade receivables	5,155	4,705
Receivables from Group companies and associates (Note 19)	217,665	211,276
Other receivables	—	399
Receivables from employees	43	138
Current income tax assets (Note 15)	13,565	9,413
	236,428	225,931

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Impairment losses:

The balance of trade receivables is shown net of impairment loss allowances. The variations in 2016 and 2015 in these impairment losses are as follows:

Thousand of euros
Cumulative impairment losses at January 1, 2015	7,139
Charge to the income statement	171
Cumulative impairment losses at December 31, 2015	7,310

Cumulative impairment losses at January 1, 2016	7,310
Charge to the income statement	(2,211)
Cumulative impairment losses at December 31, 2016	5,099

The breakdown of trade receivables denominated in foreign currency, for 2016 and 2015, is as follows:

	2016		2015
		Balance in		Balance in
		euros at		euros at
ASSETS	Dollars	12/31/16	Dollars	12/31/15
Trade receivables	424	402	83	77

11. Other current assets

The breakdown of this heading at December 31 is as follows:

	Thousand of euros
	2016	2015
Prepaid expenses	6,431	6,676
	6,431	6,676

The amounts shown in this heading arise from retransmission rights pending broadcast.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

12.  Cash and cash equivalents

The breakdown of “Cash and cash equivalents” at December 31, is as follows:

	Thousand of euros
	2016	2015
Cash	26	36
Current accounts	145,352	162,415
	145,378	162,451

Current accounts earn market interest rates. Cash and cash equivalents are unrestricted.

13.  CAPITAL AND RESERVES

a) Issued capital

On April 13, 2016, at the Annual General Meeting, the shareholders agreed to a share capital decrease amounting to 14,729 thousand euros through the redemption of 29,457,794 treasury shares, representative of 8,04% of share capital when this decision was made, leaving share capital at 168,359 thousand euros. The deed was filed with the Mercantile Register of Madrid on June 22, 2016.

At December 31, 2016 the share capital consisted of 336,717,490 shares with a value of 0.50 euros each, represented by a book-entry system (366,175,284 shares with a value of 0.50 euros each at December 31, 2015). Share capital is fully subscribed and paid-up and the breakdown of ownership is as follows:

Shareholder	12/31/16	12/31/15
Mediaset S.P.A.	50.2	46.17
Free float	49.8	48.51
Treasury shares	—	5.32
Total	100	100

All the shares making up the company’s issued capital enjoy the same rights.

Share transfers are governed by the General Audiovisual Communication Law 7/2010, of March 31.

Listing on the Stock Exchange:

The Company was admitted for listing on the Stock Exchange on June 24, 2004. On January 3, 2005, its shares were included on the IBEX 35. Its shares are traded on the Madrid, Barcelona, Bilbao, and Valencia Stock Exchanges.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

b) Share premium

The share premium can be freely distributed.

This decrease in 2016 was due to the capital decrease approved by the shareholders in general meeting on April 13, 2016.

c) Legal reserves

The companies are required to transfer 10% of each year’s profit to a legal reserve until this reserve reaches an amount at least equal to 20% of share capital. This reserve cannot be distributed to shareholders, and may only be used to offset losses if no other reserves are available. At the date of preparation of these financial statements, the legal reserve was entirely set aside.

d) Goodwill reserve

This reserve was set aside during prior years, in accordance with Section 4 of Article 273 of the revised text of the Spanish Corporations Law (amended effective January 1, 2016), which stated that companies were required to set aside a non-distributable reserve representing at least 5% of goodwill (Note 6) on the assets side of the balance sheet charged to the year; where this is not necessary, charged to voluntary reserves, and was restricted as long as the related goodwill was recognized on the Company’s balance sheet.

This reserve is restricted, and as established by the first transitional provision of Royal Decree 602/2016 of December 2, and effective January 1, 2016, this reserve will be reclassified to voluntary reserves, and will be available in the amount which surpasses goodwill recorded on the assets side of the balance sheet.

e) Dividends

During the general shareholders meeting in April 13th, the decision was made to distribute profit for 2015 as follows:

Thousand of euros
Profit for the year Individual	167,404
Dividends	167,404
Total	167,404

The ordinary dividend amounts to 0.497591 euros per share after deducting the amount corresponding to the Company’s treasury shares.

The dividend has been paid to the shareholders of Mediaset España Comunicación, S.A. On April 19, 2016.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

f) Treasury shares and equity investments

Treasury shares were acquired mainly to cover Company commitments in relation to share option plans. These plans are discussed in Note 17 to the financial statements. However, due to the sale of the 22% share in DTS Distribuidora de TV Digital, S.A. during 2014, the decision was made to create a repurchasing plan designed so that shareholders would receive a remuneration similar to the amount of the acquisition of the investment.

The plan was finally completed during 2015. During October 2015, approval was granted for launch of the new plan at the maximum amount of 150 million euros. The Plan ended in 2016.

The movement in this heading in 2016 was the following:

	Thousand of euros
	Balance 12/31/15	Additions	Amortization	Disposals	Balance 12/31/16
Treasury shares	214,837	91,659	303,285	3,211	0

The change in the number of shares during the year is detailed below:

	Number of shares
	Balance 12/31/15	Additions	Amortization	Disposals	Balance 12/31/16
Treasury shares	19,476,506	10,293,034	29,457,794	311,746	0

Changes under this heading in 2015 were as follows:

	Thousand of euros
	Balance 12/31/14	Additions	Amortization	Disposals	Balance 12/31/15
Treasury shares	371,373	238,586	386,993	8,129	214,837

The change in the number of shares in 2015 is detailed below:

	Number of shares
	Balance 12/31/14	Additions	Amortization	Disposals	Balance 12/31/15
Treasury shares	39,284,862	21,609,964	40,686,143	732,178	19,476,506

The decrease in the number of treasury shares is chiefly due to the capital decrease approved by the shareholders in general meeting on April 13, 2016, and to a lesser degree, to the exercise of share options by certain beneficiaries, which served as hedging instruments, while increases are thanks to the execution of the share repurchasing plan which terminated on February 20, 2016.

There were no treasury shares at December 31, 2016. The Company’s legal reserve was equivalent to 5.32% of share capital at year-end 2015.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

14. PROVISIONS AND OTHER CONTINGENT LIABILITIES

Non-current provisions

At December 31, 2016 and 2015, the non-current provisions for liabilities and charges relate to pending lawsuits and appeals between the Company and third parties. Provisions recognized in the year relate to new lawsuits brought against the Company, while applications relate to litigation that has been resolved.

The composition and movements in under “Provisions” in 2016 and 2015 are as follows:

	2016
(Thousand of euros)	Balance at January 1,	Allowances	Reversals / applications	Transfers	Balance at December 31,
Non-current provisions
Provision for outstanding litigation	10,386	4,317	(5,553)	—	9,150
	10,386	4,317	(5,553)	—	9,150
Current provisions
Provision for outstanding litigation	—	—	—	—	—
	—	—	—	—	—
Total
Provision for outstanding litigation	10,386	4,317	(5,553)	—	9,150
	10,386	4,317	(5,553)	—	9,150

	2015
(Thousand of euros)	Balance at January 1,	Allowances	Reversals / applications	Transfers	Balance at December 31,
Non-current provisions
Provision for outstanding litigation	9,680	6,065	(5,754)	395	10,386
	9,680	6,065	(5,754)	395	10,386
Current provisions
Provision for outstanding litigation	6,954	—	(6,954)	—	—
	6,954	—	(6,954)	—	—
Total
Provision for outstanding litigation	16,634	6,065	(12,708)	395	10,386
	16,634	6,065	(12,708)	395	10,386

For all litigation, the directors of the company as well as their advisors evaluate the risk and in those cases where the risk is probable and it is possible to quantify its economic effects provide adequate provisions.

Contingencies

Procedures relative to the late presentation of the Action Plan

On August 2, 2011, the Comisión Nacional de la Competencia current Comisión Nacional de los Mercados y la Competencia (CNMC) handed down a resolution on dossier SNC/0012/11 (Concentración Telecinco-Cuatro) in which it declared Mediaset España Comunicación responsible for a very serious violation of Anti-Trust Law, as it did not present

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

an Action Plan (including commitments with the CNMC) within the established deadline, setting a fine of 3,600 thousand euros.

This resolution was appealed before the National Court of Justice as part of ordinary civil lawsuit 474/2011. A sentence handed down on January 8, 2013 overruled it, upholding the imposition of the fine.

Another appeal was filed before the Supreme Court, and admitted on September 21, 2015, with a ruling that the appealed sentence was contested, ordering the return of the proceedings to the CNMC for it to hand down another decision proportionate to the charged and justified infraction.

On May 12, 2016, the CNMC dictated a new resolution which decreased the initial fine to 1,676 thousand euros. A new appeal and request for injunction was filed before and accepted by the National Court of Justice, based on the consideration that the sanction is not duly justified, and is also disproportionate to the infraction.

Thus, the accompanying consolidated balance sheet does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will materialize.

Proceedings related to Mediaset España Comunicación, S.A.’s supposed failure to comply with the Telecinco-Cuatro merger commitments

On February 6, 2013, the Comisiòn Nacional de la Competencia current Comisiòn Nacional de los Mercados y la Competencia (CNMC) handed down a ruling on Dossier SNC/0024/12 Mediaset (the “resolution”), in which Mediaset España Comunicación, S.A. (“Mediaset España”) failed to comply with certain commitments and obligations established in the C-0230/09 Telecinco/Cuatro merger dossier; a fine of 15,600 thousand euro was set.

The resolution states that Mediaset España failed to comply in 2011 and 2012 with four of the twelve commitments upon which the Telecinco/Cuatro merger was authorized (commitments (ii), (iii), (vi) and (xii)), as well as different requirements for providing information to the CNMC regarding these commitments.

In the view of the CNMC, the commitments set Mediaset España restrictions in order to neutralize or compensate for potential anti-trust issues arising from the transaction.

The commitments were subsequently met unilaterally by the CNMC by an Action Plan imposed on the Company, with an interpretation of the commitments which was strict to the point that it substantially modified its content, affecting both advertising as well as content acquisition. For example, the “interpretation” considered that the duration of contracts for acquiring content should be calculated commencing on their signing date, rather than when the rights commenced.

Mediaset España did not fail to comply with any of its commitments with the CNMC.

Therefore, Mediaset España appealed the resolution in time and substance before the National Court of Justice, which subsequently suspended of the fine.

Meanwhile, in its sentence handed down on December 15, 2014 in appeal 2038/2012, the Supreme Court partially upheld the appeal for judicial review filed against the above Action Plan, thereby annulling the portion leading to the alleged infringement and corresponding sanction. Therefore, regardless of the outcome of the appeal, the ruling annuls it; in any case, it should be recalculated.

As in the abovementioned case, the accompanying balance sheet does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will materialize.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Proceedings related to Mediaset España Comunicación, S.A.’s failure to comply with the Telecinco-Cuatro merger

On September 17, 2015, the Consejo de la Comisión Nacional de Defensa de la Competencia (CNMC) handed down a ruling on Dossier SNC/0036/15 Mediaset (the “resolution”), in which it found that Mediaset España Comunicación, S.A. (“Mediaset España”) failed to comply with one of the commitments of the Telecinco/Cuatro merger, and therefore set a fine of 3,000 thousand euros.

Specifically, based on the Resolution, Mediaset España supposedly did not comply in 2013 with the terms of the commitment (ii), as it allegedly linked the sale of Telecinco and Cuatro advertising space in a formal or de facto manner.

However, Mediaset España did not fail to comply with the above commitment, as there is not proof beyond a reasonable doubt that the conduct in question are tantamount to infractions; Mediaset sales figures for the period demonstrated that none of the alleged infractions took place. Reports prepared by external advisors conclude that Publiespaña did not fail to meet its commitments nor has it violated anti-trust laws.

Therefore, Mediaset España appealed the resolution in time and substance before the National Court of Justice, which subsequently suspended of the fine.

As in the previous dossier, the accompanying balance sheet does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will arise.

Madrid Court of First Instance number 6: Regular process number 1181/10

The Company filed a lawsuit of ordinary proceedings on November 19, 2010 against the contents supplier ITV requesting that a contract granting the licensing format of PASAPALABRA, as well as other related contracts: one for the provision of library programs, and another for developing TV formats.

ITV requested that the claim be dismissed and also filed a counterclaim requesting that the Company be ordered to pay the contract transaction costs as well as an indemnity for damages and losses.

On February 3, 2014, the Court handed down a sentence overturning the order while partially upholding the counterclaim, declaring that the Company had not complied with the agreements reached with ITV, and that it was in violation of certain rights; the Company was ordered to pay the amounts claimed in the appeal. The amount was eventually paid (approximately 15 million euros, of which 5.4 million euros corresponded to the Pasapalabra format contract).

Subsequently, on September 20, 2016, the Madrid Appellate Court partially upheld the appeal filed by the Company, nearly halving the amount of the indemnity to which it had originally been ordered to pay; it the resolution considered that the two contracts signed in conjunction with the Pasapalabra format had not been complied with. Still unknown is the amount payable by the Company to continue using the program’s format subsequent to termination of the contract.

This sentence is not final, as it was appealed before the Supreme Court; the Company expects to be fully exonerated.

As explained in Note 16, the Company is open to inspection of certain tax returns, but its directors and tax advisors consider that no significant tax contingencies will materialize, and if they do, they will not have a significant effect on the accompanying balance sheet.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

15. Taxes

Under prevailing tax regulations, tax returns may not be considered final until they have either been inspected by tax authorities or until the four-year inspection period has expired. The Company is open to inspection of all taxes to which it is liable for the last four years.

On January 13, 2016, notification was received from the Spanish Tax Authorities and customs control department of the central office of major taxpayers that a tax inspection proceeding had been opened for the following items and years open to inspection:

Item(s)	Periods
Income tax	2011 a 2014
Value added tax	2012 a 2014
Withholdings/Payments on account/Professionals	2012 a 2014
Withholding, non-resident income tax	2012 a 2014

On September 20, and October 5 of 2016, tax assessments were signed in conformity in the amount of 1,116 thousand euros, thereby concluding all the above actions.

Subsequent to the conclusion of the above assessments, the following Company items and periods are open to inspection:

Item(s)	Periods
Income tax	2015
Value added tax	2015 a 2016
Withholding, non-resident income tax	2015 a 2016
Withholdings/Payments on account/Professionals:	2015 a 2016
Annual transaction statement	2012 a 2015
Consolidated statement of intra-regional delivery and acquisition of assets	2013 a 2016

In 2013 the verification procedures carried out by the Spanish Tax Authorities’ Tax and Customs Control Department of the Central Office of Major Taxpayers on the following items finalized: “Taxes on games of luck, bets, or chance: raffles and tombolas” as well as “Gaming tax: bets and promotional draws” for June, 2008 to December 2011. Assessments raised totaling 9,029 thousand euros (Note 16) and the proposed settlement refer to Company transactions carried out in close observance of the criteria established by the tax authorities (more specifically the inspectors) arising from previous inspections and related to the same items and transactions identical in nature, and therefore, the parent’s directors and tax advisors consider, there are solid arguments in the Company’s defense for applying the above criteria in both lawsuits and appeals, and consequently obtaining a favorable result.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Based on the best interpretation of current legislation, the Company’s Directors and tax advisors consider that no significant tax contingencies would arise as a result of varying interpretations of the tax legislation applicable to the Company’s transactions. Therefore, the accompanying balance sheet does not include a provision for tax contingencies.

Value Added Tax

In 2010, the Company has filed consolidated tax as regulated by Chapter IX, Title IX of Law 37/1992. As a result, it has presented consolidated VAT for tax group 0092/10, which comprises:

•                  Mediaset España Comunicación, S.A., as the parent Company.

•                  Telecinco Cinema, S.A.U.

•                  Publiespaña, S.A.U.

•                  Mediacinco Cartera, S.L.

Presenting consolidated VAT generates a short-term payable to Group companies for the tax effect (Note 19).

The breakdown of balances relating to income tax assets and liabilities at December 31 is as follows:

	Miles de Euros
	2016	2015
Deferred tax liabilities	2,777	7,675
Deferred tax liabilities	2,777	7,675

VAT	(7,743)	(9,582)
Personal income tax withholdings	(2,563)	(2,216)
Social security	(1,320)	(1,235)
Levy to finance RTVE	(6,794)	(6,529)
Public radio spectrum tax	—	(11)
Others	(25)	(54)
Other payables to public administrations	(18,445)	(19,627)

Deferred tax assets	12,197	16,226
Unused tax deductions and relief	49,412	52,958
Deferred tax assets	61,609	69,184

Income tax	13,555	9,403
Personal income tax withholdings - leases	10	10
Income tax	13,565	9,413

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

15.1 Income tax

The reconciliation of net income and expenses for the year with tax results is as follows:

	Income statement			Income and expenses directly recognized in equity
	Increase	Decrease	Total	Increase	Decrease	Total
2016
Income and expenses for the year
Continuing operations	147,201	—	147,201	—	—	—
Discontinued operations	—	—	—	—	—	—
	147,201	—	147,201	—	—	—
Income tax
Continuing operations	21,426	—	21,426	—	—	—
Discontinued operations	—	—	—	—	—	—
	21,426	—	21,426	—	—	—
Income and expenses for the year before tax			168,627			—

Permanent differences
Provisions - group companies	19,842	—	19,842	—	—	—
Non-deductible expenses & penalties	1,151	—	1,151	—	—	—
Internal elimination of dividends	—	(82,206)	(82,206)	—	—	—
Others	2,117	—	2,117	—	—	—
Temporary differences	17,902	(14,423)	3,479	—	—	—
Utilization of previously unrecognized tax losses	—	—	—	—	—	—
Tax result			113,010

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

	Thousand of euros
	Income statement			Income and expenses directly recognized in equity
	Increase	Decrease	Total	Increase	Decrease	Total
2015
Income and expenses for the year
Continuing operations	167,404	—	167,404	—	—	—
Discontinued operations	—	—	—	—	—	—
	167,404	—	167,404	—	—	—
Income tax
Continuing operations	27,976	—	27,976	—	—	—
Discontinued operations	—	—	—	—	—	—
	27,976	—	27,976	—	—	—

Income and expenses for the year before tax			195,380			—

Permanent differences
Provisions - group companies	—	(2,835)	(2,835)	—	—	—
Non-deductible expenses & penalties	107	—	107	—	—	—
Internal elimination of dividends	—	(68,954)	(68,954)	—	—	—
Others	523	—	523	—	—	—
Temporary differences	—	(59,780)	(59,780)	—	—	—
Utilization of previously unrecognized tax losses	—	—	—	—	—	—
Tax result
Base imponible (resultado fiscal)			64,441			—

Temporary differences are due to different taxation and accounting criteria relative to impairment provisions regarding audiovisual rights and other provisions, and the amortization deductibility limits during 2013 and 2014.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

The reconciliation between income tax expense/(income) and the result of multiplying total recognized income and expenses by applicable tax rates—with the balance of the income statement being differentiated—is as follows:

		Income and expense
	Income	recognized directly
(Thousand of euros)	statement	in equity
2016
Income and expenses for the year before tax	168,627	—

Tax charge (tax rate: 30%)	42,157	—
Non-deductible expenses (revenue)	(14,774)	—
Tax credits and others	(6,738)	—
Tax on foreign profits	190	—
Adjustments due to changes in tax rates	591	—

Tax expense (income)	21,426	—

		Income and expense
	Income	recognized directly
(Thousand of euros)	statement	in equity
2015
Income and expenses for the year before tax	195,380	—

Tax charge (tax rate: 30%)	54,707	—
Non-deductible expenses (revenue)	(19,769)	—
Tax credits and others	(7,137)	—
Tax on foreign profits	116	—
Adjustments due to changes in tax rates	59	—

Tax expense (income)	27,976	—

The breakdown of income tax expense/ (income) is as follows:

	Income	Directly recognized
(Thousand of euros)	statement	in equity
2016
Current income tax	22,296	—
	22,296	—
Other temporary differences
Adjustments due to changes in tax rates	(870)	—
	21,426	—

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

	Income	Directly recognized
	statement	in equity
2015
Current income tax	9,961	—
	9,961	—
Change in deferred tax assets and liabilities
Other temporary differences	17,460	—
Adjustments due to changes in tax rates	555	—
	27,976	—

Corporation tax Law 27/2014, of November 27, modified the general tax rate to 28% in 2015, and 25% for subsequent years. As a result, the Company adjusted the deferred tax assets and liabilities from prior years based on the prevailing rate at the estimated reversal date.

Income tax payable was calculated as follows:

(Thousand of euros)	2016
Taxable income:	113,010
Tax payable: (28%)	28,253
Tax payable contributed by subsidiaries in tax consolidation	25,504
Deductions and rebates, companies filing consolidated taxes	(10,703)
Utilization of unused tax losses - consolidated companies	(13,439)
Withholdings	(36,292)
Total income tax refund	(6,677)

(Thousand of euros)	2015
Taxable income:	64,441
Tax payable: (28%)	18,043
Tax payable contributed by subsidiaries in tax consolidation	25,214
Deductions and rebates, companies filing consolidated taxes	(9,851)
Utilization of unused tax losses - consolidated companies	(10,814)
Withholdings	(29,471)
Total income tax refund	(6,879)

Refundable Income tax is as follows:

(Thousand of euros)	2016	2015
Corporate income tax refundable, 2014	—	2,524
Corporate income tax refundable, 2015	6,878	6,879
Corporate income tax refundable, 2016	6,677
Total	13,555	9,403

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

15.2 Deferred tax assets

The breakdown is as follows

(Thousand of euros)	2016	2015
Deferred tax assets	12,197	16,226
Unused tax credits and rebates	49,412	52,958
	61,609	69,184

The changes in the items composing “Deferred tax assets” are as follows:

		Adjustment
		due				Balance
	Balance	to changes				at
	at	in tax	Income			December
(Thousand of euros)	January 1,	rates	statement	Equity	Reclassifications	31,
2016

Deferred tax assets
Impairment audiovisual rights	3,143	—	1,076	—	—	4,219
Rights management institutions	806	—	116	—	—	922
Provisions, subsidiaries	4,108	—	(3,694)	—	—	414
Tax deductibility of depreciation/amortization	5,021	—	(1,661)	—	—	3,360
Other provisions	3,148	—	134	—	—	3,282
Amortización Fondo de Comercio Fusión	—	—	3,600	—	(3,600)	—
Amort. signal transmission license	—	—	1,063	—	(1,063)	—
	16,226	—	634	—	(4,663)	12,197

2015
Deferred tax assets
Impairment audiovisual rights	1,018	—	2,125	—	—	3,143
Rights management institutions	634	—	172	—	—	806
Provisions, subsidiaries	4,018	—	90	—	—	4,108
Tax deductibility of depreciation/amortization	24,086	—	(19,065)	—	—	5,021
Other provisions	2,595	(5)	558	—	—	3,148
	32,351	(5)	(16,120)	—	—	16,226

During 2016, the tax group recognized deferred tax assets for unused tax loss carryforwards amounting to 53,757 thousand euros (2015: 38,620 thousand euros).

At December 31, there were deferred tax assets for unused tax loss carryforwards totaling 215,259 thousand euros (2015: 269,016 thousand euros).

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

At December 31, 2016 unused tax credits for audiovisual productions amount to a total of 49,412 thousand euros (2015: 52,958 thousand euros) which can be recovered over the next 15 years.

(Thousand of euros)	2016	2015
Deductions pending 2011	—	6,318
Deductions pending 2012	15,790	19,501
Deductions pending 2013	7,060	7,060
Deductions pending 2014	10,808	11,140
Deductions pending 2015	8,614	8,939
Deductions pending 2016	7,140	—
	49,412	52,958

The Company estimated the taxable profits which it expects to obtain over the next years. It has likewise analyzed the reversal period of taxable temporary differences. Based on this analysis, the Company has recognized deferred tax assets for tax credits and deductible temporary differences which it considers probable will be recoverable in the future.

15.3 Deferred tax liabilities

The breakdown and movements in the various items composing “Deferred tax liabilities” are as follows:

(Thousand of euros)	Opening balance at January 1,	Adjustment due to changes in tax rates	Income statement	Equity	Reclassification	Closing balance at December 31,
2016
Deferred tax liabilities
Other	573	—	(235)	—	—	338
Tax amortization of goodwill	4,381	—	—	—	(3,600)	781
Tax amortization of signal transmission license	2,721	—	—	—	(1,063)	1,658
	7,675	—	(235)	—	(4,663)	2,777
2015
Deferred tax liabilities
Other	1,308	64	(799)	—	—	573
Tax amortization of goodwill	3,575	—	806	—	—	4,381
Tax amortization of signal transmission license	2,245	—	476	—	—	2,721
	7,128	64	483	—	—	7,675

The deferred tax liability mainly relates to taxable temporary differences arising from consolidation adjustments of the tax group and tax amortization of intangible assets with an indefinite useful life (goodwill and signal transmission license).

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

16. Guarantee Commitments to Third Parties

The breakdown of guarantees provided as of December 31, 2016 and 2015 is as follows:

	Thousand of euros
Type	2016	2015
Collateral for contracts, concessions and tenders	7,976	26,266
Legal guarantees	38,032	39,790
Guarantees deposited at the tax authorities	9,029	9,029
	55,037	75,085

	Miles de dolares
Type	2016	2015
Collateral for contracts, concessions and tenders	2,062	—
	2,062	—

The Company deposited at December 31, 2016, 7,976 thousand euros in guarantees required for its commercial activity (2015: 26,266 thousand euros).

The drop is chiefly due to the recovery of 18,000 thousand euros from guarantees provided totaling 24,000 thousand euros arising from the participation in a public tender for obtaining new TV licenses.

The Company pledged a guarantee of 9,029 thousand euros with the Tax and Customs Control Department arising from its appeal against the tax settlement agreement of which the Department notified the Group on May 20, 2013, which confirmed the proposal given in the assessment from the tax inspection dated April 16, 2013. The assessment covered verifications and investigations for “Taxes on games of luck, bets, or chance” during the period from June 2008 to December 2011 (Note 15).

The Company submitted a 15,600 thousand euro guarantee with Section 6 of the National Court of Justice for the appeal against the administrative decision taken by the CNMV on February 6, 2013 (Dossier SNC/0024/12), by virtue of which Mediaset España was declared noncompliant with different commitments, thereby authorizing the Telecinco/Cuatro transaction; a fine was levied equal to the amount of the above guarantee (Note 14).

The Company submitted two guarantees amounting to 14,909 and 2,091 thousand euros, respectively to Madrid Mercantile Court number 6, in compliance with the ruling handed down by Provisional Enforcement Procedure number 360/2014 on December 22, 2014 (Note 14).

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

17. Share-Based Payment Schemes

As of the date of preparation of these financial statements, the share option plans for which the conditions for their being granted have been fulfilled are as follows:

	Strike term
2016	Number of options 01/01/16	Additions	Disposals	Number of options 12/31/16	Granted to employees of the company	Granted to employees of the Group	Strike price	Assignment date	From	To
2011 share-based payments plan	203,150	—	203,150	—	—	—	5.83 €	07/27/11	07/27/14	07/26/16

2015	Number of options 01/01/15	Additions	Disposals	Number of options 12/31/15	Granted to employees of the company	Granted to employees of the Group	Strike price	Assignment date	From	To
2010 share-based payments plan	558,500	—	558,500	—	—	—	7.00 €	07/28/10	07/28/13	07/27/15
2011 share-based payments plan	444,450	—	156,500	287,950	203,150	84,800	5.83 €	07/27/11	07/27/14	07/26/16

The beneficiaries of these plans are directors and executive directors of Group companies.

During 2016 and 2015, no amounts were charged on the income statement related to these plans.

As of December 31, 2016 no share option plans had been granted.

The most relevant assumptions used in the measurement are as follows:

	2010 Plan	2011 Plan
Strike	7.00	5.83
Yield on the share (dividend yield)	5.50%	5.50%
Volatility	50%	37%

During the year, the medium-term loyalty and incentives system was approved, which is referenced to the Company’s applicable listed value as of 2016, and designed for the Group’s directors and top management. The Plan’s chief objectives are to award sustainable results, align top management’s interest with those of the shareholders, while improving the remuneration mix.

The system is fed annually and in equal proportions from each beneficiary’s contribution and with a charge to the Group, both invested in the purchase of Mediaset España Comunicación S.A shares, which are attributed to the beneficiary.

The Plan covers a three-year period, and its accrual is based on meeting established accumulated budgetary objectives for each of the three years the right was generated. During 2016, 218 thousand euros were charged on the income statement related to these plans.

The right to receive shares is subject to an existing working relationship at the end of each three-year period.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

18. Income and Expenses

a) Breakdown of revenue

The distribution of revenue from continuing operations corresponding to the Company’s ordinary activities, broken down by category, is as follows:

(Thousand of euros)	2016	2015
Business segment
Advertising revenue	774,760	738,851
Rendering of services	11,513	8,044
Total	786,273	746,895

The Company’s most important client continues to be Publiespaña, S.A.U. Revenue from advertising sales to this client, 769,319 thousand euros, accounts for approximately 99% of the Company’s total revenue (2015: 732,342 thousand euros or 98% of the total) (Note 19).

b) Consumption of goods for resale

The breakdown of consumption of goods for resale and consumption of raw materials and other consumables for the years ended December 31, 2016 and 2015 is as follows:

(Thousand of euros)	2016	2015
Consumption of goods for resale
Changes in inventories	164	(4,832)
	164	(4,832)

Goods for resale
- Purchases in Spain	187,343	169,761
- EU acquisitions	15,033	11,701
Cost of sales	202,376	181,462

c) Wages and salaries

(Thousand of euros)	2016	2015
Wages and salaries	68,787	68,009
Social Security costs, et al.	14,966	15,454
Total	83,753	83,463

The breakdown of Social Security costs et al. for the years ended December 31, 2016 and 2015 is as follows:

(Thousand of euros)	2016	2015
Social security	12,895	12,498
Other employee welfare expenses	2,071	2,956
Total employee welfare expenses	14,966	15,454

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

d) External services

The breakdown of “External services” for the years ended December 31, 2016 and 2015 is as follows:

(Thousand of euros)	2016	2015
Leased assets (Note 5)	964	676
Other leases	216	169
Program production costs	36,521	39,489
Management fees for rights, concessions and licenses	36,215	33,086
Repairs and maintenance	3,668	3,490
Other professional services	9,144	10,402
Transportation and messenger services	1,132	1,122
General insurance	199	183
Public relations	2,146	2,913
Supplies	1,980	2,078
Signal transmission and technical assistance	44,848	41,855
News agencies and post-production	10,521	10,582
Cash and non-cash prizes	1,794	2,024
Other expenses for legal and judicial risks	3,945	11,514
Other expenses and services	6,140	13,453
	159,433	173,036

19. Related-Party Transactions

Related companies

Company transactions in 2016 and 2015 with related parties, as well as the nature of the relationship, are as follow:

Nombre	Nature of the relationship
Big Bang Media, S.L.	(1)
Conecta 5 Telecinco, S.A.U.	100% owned
Editora Digital de Medios, S.L.	(1)
Emissions Digitals de Catalunya, S.A.	34.66% owned
Grupo Editorial Tele 5, S.A.U.	100% owned
Grupo Mediaset Italia	Shareholder
Integración Transmedia, S.A.	100% owned
La Fabrica de la Tele S.L	30% owned
Mediacinco Cartera S.L.	75%owned
Megamedia Televisión S.L.	30% owned (3)
Netsonic, S.L.	69.86% owned (2)
Pegaso Television INC	43.7% owned
Premiere Megaplex, S.A.	100% owned
Producciones Mandarina, S.L.	30% owned
Publiespaña, S.A.U.	100% owned
Publimedia Gestión, S.A.U.	100% owned (2)
Sogecable Editorial, S.L.	100% owned
Advertisement 4 Adventures, S.L.	100% owned
Supersport Televisión, S.L.	30% owned
Telecinco Cinema, S.A.U.	100% owned

(1) No relationship at 12/31/16 and 12/31/15.

(2) Through Publiespaña

(3) Through Conecta 5 Telecinco

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

The balances with the related parties listed in the preceding table at December 31, 2016 and 2015 are as follows:

	Trade receivables from group companies and associates (Note 10)		Suppliers, group companies and associates		Suppliers for purchases of rights, companies and associates (Note 8.2)		Long-term loans to Group companies (Note 8.1)
	12/31/16	12/31/15	12/31/16	12/31/15	12/31/16	12/31/15	12/31/16	12/31/15
Publiespaña, S.A.U.	215,310	208,378	567	530	—	—	—	—
GrupoEditorial Tele 5, S.A.U.	87	—	113	113	—	—	—	—
TelecincoCinema, S.A.U.	999	1,052	—	7	87	29	18,475	15,724
Publimedia, S.A.U.	—	216	—	—	—	—	—	—
Emissions Digitals Catalunya, S.A.	144	50	95	—	—	—	—	—
Conecta 5 Telecinco, S.A.U.	193	346	3	—	—	—	6,000	6,000
Producciones Mandarina, S.L.	111	5	5,663	1,553	—	—	—	—
Big Bang Media, S.L.	—	—	—	—	—	—	—	—
La Fábrica de la Tele , S.L.	1	—	8,433	8,058	—	—	—	—
Mediacinco CarteraS.L.	—	—	—	—	—	—	22,648	—
Premiere Megaplex, S.A.U.	70	189	—	—	—	—	—	—
MegaMedia Televisión, S.L.	76	48	529	300	—	—	—	—
SuperSport Televisión, S.L.	485	220	802	713	—	—	—	—
Netsonic, S.L.	8	8	—	—	—	—	—	—
Advertisement 4 Adventure, S.L.	89	12	—	—	—	—	—	—
Sogecable Editorial, S.L.	—	—	54	53	—	—	—	—
GrupoPegaso	—	—	—	—	—	—	4,186	4,053
GrupoMediaset Italia	92	752	639	331	200	—	—	—
	217,665	211,276	16,898	11,658	287	29	51,309	25,777

	Current tax payable, group companies (Note 8.2)		Current liabilities with creditor group companies (Note 8.2)
	12/31/16	12/31/15	12/31/16	12/31/15
Publiespaña, S.A.U.	—	—	116,359	101,262
Grupo Editorial Tele 5, S.A.U.	—	—	313	3,459
Telecinco Cinema, S.A.U.	—	2,440	—	—
Conecta 5 Telecinco, S.A.U.	404	1	4,964	5,551
Advertisement 4 Adventure, S.L.	772	257	—	—
Sogecable Editorial, S.L.	—	—	416	373
Premiere Megaplex, S.A.U.	—	492	1,131	—
Integración Transmedia, S.L.	17	4	—	—
Mediacinco Cartera S.L.	13,523	10,781	1,392	1,397
	14,716	13,975	124,575	112,042

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

	Current tax receivable, group companies (Note 8.1)		Current assets with creditor group companies (Note 8.1)
	12/31/16	12/31/15	12/31/16	12/31/15
Publiespaña, S.A.U.	22,772	24,246	—	—
Grupo Editorial Tele 5, S.A.U.	1,383	1,380	—	—
Publimedia Gestión, S.A.U.	237	822	—	—
Telecinco Cinema, S.A.U.	1,335	—	6,451	8,312
Premiere Megaplex, S.A.U.	258	—	—	32
Mediacinco Cartera S.L.	—	—	—	30,225
Advertisement 4 Adventure, S.L.	—	—	8,346	540
Sogecable Editorial, S.L.	51	63	—	—
Producciones Telecinco, S.A.U. (in liquidation)	—	—	15	15
	26,036	26,511	14,812	39,124

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

	Current payables to group companies due to tax effect (VAT) (Note 8.2)		Current loans to group companies due to tax effect (VAT) (Note 8.1)
	12/31/16	12/31/15	12/31/16	12/31/15
Publiespaña, S.A.U.	4,365	3,984	—	—
Telecinco Cinema, S.A.U.	—	28	652	—
	4,365	4,012	652	—

In 2016 and 2015, the following transactions were conducted with the related parties listed above:

	Purchases		Accrued interest expense		Purchase of rights
	12/31/16	12/31/15	12/31/16	12/31/15	12/31/16	12/31/15
Grupo Editorial Tele 5 S.A.U.	326	312	—	—	—	—
Publiespaña S.A.U.	18	105	567	486	—	—
Conecta 5 Telecinco, S.A.U.	2	—	—	—	—	—
Telecinco Cinema S.A.U	3	66	—	—	645	862
Megamedia Television, S.L.	1,187	250	—	—	114	—
Producciones Mandarina, S.L.	11,175	10,378	—	—	—	2,901
La Fábrica de la Tele S.L	25,933	26,377	—	—	—	—
Big Bang Media, S.L.	—	(7)	—	—	—	30
SuperSport Televisión, S.L.	9,772	9,876	—	—	—	—
Sogecable Editorial, S.L.	166	158	—	—	—	—
Emissions Digitals Catalunya, S.A.	79	—	—	—	—	—
Grupo Mediaset Italia	1,332	30	—	—	200	—
	49,993	47,545	567	486	959	3,793

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

	Advertising revenue & sales of rights		Other revenue		Accrued interest revenue		Dividends
	31/12/16	31/12/15	31/12/16	31/12/15	31/12/16	31/12/15	31/12/16	31/12/15
Grupo Editorial Tele 5 S.A.U.	—	—	84	1	—	—	4,049	3,857
Advertisement 4 Adventure, S.L.	—	—	—	904	89	13	—	—
Emissions Digitals Catalunya, S.A.	—	115	—	46	—	—	—	—
Sogecable Editorial, S.L.	—	—	—	—	—	—	163	186
Publiespaña S.A.U.	769,319	732,342	4,816	5,071	—	—	75,571	61,921
Publimedia Gestion S.A.U.	—	—	528	730	—	—	—	—
Telecinco Cinema S.A.U.	—	—	423	430	865	920	—	—
Conecta 5 Telecinco S.A.U.	132	132	379	350	—	150	—	—
Mediacinco Cartera S.L.	—	—	—	—	507	773	—	—
La Fábrica de la Tele S.L	—	—	10	2	—	—	1,682	882
Premiere Megaplex, S.A.U.	—	—	161	242	8	83	—	—
Editora Digital de Medios, S.L.	—	—	—	5	—	—	—	—
MegaMedia Televisión, S.L.	—	—	255	211	—	—	—	—
Netsonic, S.L.	—	—	37	6	—	—	—	—
SuperSport Televisión, S.L.	—	—	1,829	1,538	—	—	350	522
Producciones Mandarina, S.L.	100	28	31	2	—	—	391	583
Grupo Pegaso	—	—	—	—	369	354	—	—
Emissions Digitals Catalunya, S.A.	782	—	68	—	—	—	—	—
Grupo Mediaset Italia	373	1,094	10	20	—	—	—	—
	770,706	733,711	8,631	9,558	1,838	2,293	82,206	67,951

The related-party transactions consist of normal Company trading activity and are conducted on an arm’s length basis.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Directors and senior executives

During the year, the members of the Board of Directors and other senior executives of the Company, and the individuals and entities that they represent, did not carry out transactions with the Company or with other Group companies unrelated to normal trading activity or not on an arm’s length basis.

In 2016, no individuals represented the Company on governing bodies, as there were no legal person administrators in any companies.

a) Compensation and other benefits

1. Remuneration of the members of the Board of Directors in 2016 and 2015:

The breakdown of the remuneration earned by members of the Company’s Board of Directors is as follows:

(Thousand of euros)	2016	2015
Compensation	4,786	4,865
Attendance fees	584	560
	5,370	5,425

In addition to the information given in this section, the compensation earned by each director in 2016 is indicated below, in euros:

Mr. Alejandro Echevarría Busquet — Chairman of the Board of Directors

Fixed Board compensation:	75,000.00
Attendance fees:	80,000.00
Fixed compesation:	634,649.52
Variable compensation:	184,050.00
Extraordinary gratification:	50,000.00
Total	1,023,699.52
Option rights granted: 0.	0
Option rights exercised:	0

Mr. Paolo Vasile — CEO

Fixed Board compensation:	75,000.00
Attendance fees:	40,000.00
Fixed compesation:	929,695.00
Variable compensation:	593,100.00
Extraordinary Gratification:	100,000.00
In-kind remuneration:	19,089.48	(**)
Total	1,756,884.48
Option rights granted: 0	0
Option rights exercised:	67,250

(**) Excluding the base of the in-kind compensation, 81,544.07 euros

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Mr. Giuseppe Tringali — Board Member and Vice-president

Fixed Board compensation:	75,000.00
Attendance fees:	24,000.00
Total	99,000.00
1,023,699.52
Option rights granted:	0
Option rights exercised:	0

Mr. Massimo Musolino - Executive Director

Fixed Board compensation:	75,000.00
Attendance fees	24,000.00
Fixed compensation	487,173.47
Variable compensation:	215,540.73
In-kind remuneration:	46,961.74	(**)
Total:	848,675.94

Option rights granted:	0
Exercised:	30,500

(**) The in-kind compensation base amounting to 36,989.93 euros was not included

Mr. Alfredo Messina — Board Member

Fixed Board compensation:	75,000.00
Attendance fees:	32,000.00
Total	107,000.00

Mr. Fedele Confalonieri — Board Member and Vice President

Retribución fija Consejo:	75,000.00
Dietas de asistencia:	64,000.00
Total:	139,000.00

D. Marco Giordani — Consejero

Fixed Board compensation:	75,000.00
Attendance fees:	44,000.00
Total	139,000.00

Mr. Giuliano Adreani — Board Member

Fixed Board compensation:	75,000.00
Attendance fees:	64,000.00
Total	139,000.00

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Mr. Ángel Durández Adeva — Independent Director/ Chairman of the Audit and Compliance Committee

Fixed Board compensation:	75,000.00
Attendance fees:	64,000.00
Total	139,000.00

Mr. Borja de Prado Eulate — Independent Director

Fixed Board compensation:	75,000.00
Attendance fees:	36,000.00
Total:	111,000.00

Mr. José Ramón Álvarez-Rendueles — Independent Director / Chairman of Appointments and Remuneration Committee

Retribución fija Consejo:	75,000.00
Dietas de asistencia:	68,000.00
Total:	143,000.00

Da.Helena Revoredo Delvecchio-Consejero Independiente

Fixed Board compensation:	75,000.00
Attendance fees:	20,000.00
Total:	95,000.00

Mr. Mario Rodríguez Valderas — Executive Director

Fixed Board compensation:	75,000.00
Attendance fees:	24,000.00
Fixed compesation;	336,243.60
Variable compensation:	177.169,81
In-kind remuneration:	37,199.74	(**)
Total:	649.613,15

Option rights granted:	0
Exercised:	24.400

(**) The in-kind compensation base amounting to 17,215.60 euros was not included

None of the Board Members has received any compensation for belonging to other Boards of Directors of the Group’s companies.

As was the case last year, at year end of 2016, the Company has not granted any advance payments or loans to any of its Board Members.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

Regarding the benefits arrangements, the Company has taken out, for only one of the Joint CEOs, life insurance covering disability or death and medical insurance, at an annual cost of 14,686.92 euros. These items are included in in-kind compensation.

As was the case last year, no contribution has been made to pension plans or funds on behalf of any member of the Board of Directors.

There were no new share option plans during 2016 and 2015.

b) Compensation to key management personnel

Compensation paid to General Directors of the Company and individuals who discharge similar functions, excluding those who are also members of the Board of Directors, is summarized as follows

Number of persons		Total Compensation (Thousands of euros)
2016	2015	2016	2015
12	11	5,039	4,517

In 2016 and 2015, no share options were granted.

A list of key management personnel is included in the accompanying Corporate Governance Report.

c) Other disclosures on the Board of Directors

With respect to article 229.3 of Capital Companies Law, the directors have not disclosed any direct or indirect conflicts of interest between directors or related parties and the Company’s interest.

During the year, amounts were paid for insurance premiums covering the civil liability of its directors for damage caused by acts or omissions in their position amounting to 66 thousand euros.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

20. Other disclosures

a) Employees

	2016
	At year end
					Average number of employees with
				Average for	disability equal or
	Male	Female	Total	the year	superior to 33%
Senior executives	10	2	12	12	—
Executives	44	24	68	64	—
Department managers	30	32	62	60	—
Technical staff	360	244	604	589	4
Administrative personnel	30	110	140	135	3
Operators	18	—	18	18	—
Journalists	52	83	135	138	1
Temporary personnel	5	4	9	13	—
	549	499	1,048	1,029	8

	2015
	At year end
	Male	Female	Total	Average for the year
Senior executives	9	2	11	11
Executives	41	20	61	62
Department managers	29	31	60	59
Technical staff	352	225	577	577
Administrative personnel	28	102	130	131
Operators	18	—	18	18
Journalists	52	85	137	138
Temporary personnel	7	7	14	12
	536	472	1,008	1,008

b) Audit fees

Audit fees of the 2016 financial statements totaled 89 thousand euros (2015: 89 thousand euros).

In addition, the fees paid in the year for other services performed by the Company’s statutory auditors in 2016 totaled 79 thousand euros (2015: 105 thousand euros).

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

c) Foreign currency

Foreign-currency transactions related to the acquisition of audiovisual property rights and distribution rights totaled $27 million (2015: $39 million).

“Trade receivables” includes 402 thousand euros denominated in US currency. (2015: 77 thousand euros).

In addition, the balance of the trade payables for purchases of audiovisual property rights includes 14332 thousand euros denominated in US currency (2015: 22,761 thousand euros).

21. Significant events after the reporting date

No significant events took place after the reporting date.

22. Additional note for english translation

These financial statements are a translation of the financial statements originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails.

MANAGEMENT REPORT

FOR THE YEAR ENDED DECEMBER 31, 2016

(EXPRESSED IN THOUSAND OF EUROS))

THE SPANISH ECONOMY IN 2016

Information on economic performance at the date of the preparation of these consolidated financial statements indicates that during 2016, Spain grew 3.2% (the same as last year), doubling the growth percentage of the European Union (1.6% according to available data); therefore, Spain’s economy is one of the fastest growing in the Eurozone, and performing better than other larger economies. Thanks to these figures, Spain’s GDP has bounced back around 80% (in real terms) from the losses during the years of the crisis, and nearly 100% when discounting inflation.

The UK and Germany are the countries with the biggest growth during the year, with a rise of 2.0% each, while France advanced 1.3%; without a doubt Italy has been the most sluggish of European economies, with a growth of just 0.9%.

In quarter-on-quarter terms, the last quarter of 2016 reflected a 0.7 point rise, quite notable and in line with growth during previous quarters, also passing the overall average of the EU during the period, 0.5 points, which reflects a slight acceleration vs. data from the previous quarter (0.4 points), likely the result of increasing domestic demand.

Although definitive data for the year still not in, globally the year was not particularly expansive: the US economy only advanced 1.6% due to the poor performance during the first few months of the year. The GDP (especially regarding consumption) seemed to be gaining traction during the final part of the year; as mentioned previously, Europe is the fastest growing area based on recent macroeconomic data, as well as trusted indices.

Emerging countries did not provide terribly good news during 2016: the turmoil in China during the summer of 2015 seems to be over, growing at a pace which might seem slow as regards its size, but always over 6%, while Brazil and Argentina should continue their downward growth spirals. Until now, Mexico registered growth which although not particularly spectacular, was stable; however, dark clouds are forming due to the anti-migration tactics announced by the newly-elected US President.

At the date of the preparation of these financial statements, and ignoring the unpredictable effects of the open electoral processes in Europe, it seems likely that 2017 will witness the reactivation of the US economy on the back of policies announced my Donald Trump (tax reductions, expanding public expenditure), whose weak point is determining how to finance the inevitable public deficit within a framework of expansive tax policies. It is likely that all the above will be accompanied by an increase in interest rates by the Federal Reserve.

In Europe, estimates indicate a growth of around 2% on average, which is clearly insufficient to permit the Central European Bank to relax its expansive monetary policies; in any case, positive inflation seems to be on the horizon.

With regard to Spain, and unless unforeseeable external events arise, growth should be 2.5%, predominantly of internal demand, singularly in private consumption. The external sector should continue reflecting the same resistance and strength characterizing it recently, but inflation rates should be closely observed, as they are now currently positive. Attention should be paid to the public deficit and compliance (or lack of) with limits established by the European Union, and the consequences of overstepping them.

Employment during the year remained positive (although with temporary contracts predominating), and it seems likely that it will continue improving due to the economic recovery. However, its precariousness (and corresponding impact on disposable income) and lingering joblessness well over other European countries call for a much more intense recovery and entrenchment.

THE TELEVISION INDUSTRY IN 2016: ANOTHER YEAR IN THE RECOVERY CYCLE

As reflected in the 2015 Management Report, the investment in TV advertising space grew 6.4%, well under the 10.9% of the previous year. Sequentially, this indicated a more positive performance at the beginning of the year, explained by the increasingly demanding comparisons with prior years, and also because TV advertising took off about six months before the overall Spanish economy did, creating a shift in the comparison bases as the cycle progressed.

The abovementioned is applicable to events taking place in 2016: the TV advertising market grew a bit less that last year (5.5% is the estimate, since definitive data is not available), with growth higher during the first part of the year (especially during the second quarter), with growth much more moderate during the second half.

During the year two very specific situations took place, the first external: political uncertainty which did not disperse until the end of the year, and, within the context of a favorable macroeconomic environment and therefore, heartening advertising perspectives, with advertisers carefully planned their campaigns with new electoral rounds in mind. The other is specific to the sector, a tactical approach by advertising investors during campaign planning, reflected in a more pronounced market volatility both in monthly and quarterly terms. Advertising contracts are no longer arranged from one month to another, based on the expectations of each advertiser of a higher return on investment, but with a positive underlying trend.

In any event, once more, TV advertising demonstrated its strength in the overall market, increasing its presence to 40.5%, all despite the growing predominance of online advertising; both platforms are potentially convergent and non-exclusive as regards advertiser penetration targets.

This upward shift is thanks to TV consumption, which is measured in minutes by spectator and day: although it dropped to historic lows during mid-2013, and had clearly been inflated by the economic downturn, it still posted some of the highest figures in the business. This was a year in which investment showed a continuing remarkable recovery, and is without a doubt an indication of the medium’s excellent health as a commercial communications tool.

The recovery of the advertising market is mainly the result of the partial recovery of prices which had shot downward, and with little or no hope of continuity with regard to the highs reached in 2007(50% until 2013), and by the end of 2016 some 20% will have been recovered since maximum highs during the year.

Based on best estimates at the date of the preparation of these financial statements, in 2016 the Mediaset Group captured 43.3% of the average investment in this medium, or 1.2% over data for our main competitor.

With regard to the audience, data for the year (always in terms of Total Day) unequivocally indicate that the Group continues as the indisputable overall leader (30.2%), with a 3.1 point difference with our main competitor, with 27.1% for the group of channels.

These data are also very positive for our main channel (Telecinco), which is still the indisputable leader with 14.4% during the year, 1.6% points ahead of its chief competitor with 12.8%.

Cuatro’s audience ratings grew 6.5% points, while the Group’s five theme-related channels (Factoría de Ficción, Boing, Divinity, Energy, and BMad) registered a cumulative audience share of 9.2%, or 2 points ahead of our main competitor’s channels.

As explained in the 2015 Management report, a tender was held to assign the frequencies withdrawn from the open-air channels due to a Supreme Court ruling which ordered their return as part of the resolution of the tender offer, with the subsequent assignment of channels.

The end result was the assignment of six channels in total, one corresponding to our Group and another to AtresMedia, while the other four (one which is high definition and three standard) were granted respectively to Real Madrid, the Spanish Episcopal Conference, Kiss FM, and Secuoya.

The new channel assigned to the Group (B Mad) began broadcasting at the end of April, 2016, designed as a novel offering of specialized and interactive programming. It endeavors to attract younger Millenial and Youtuber viewers who are active on social media.

In this new panorama, Mediaset España is consolidated with one more channel than AtresMedia, confirming its position in a stable scenario as to the number of operators in the sector after a period marked by uncertainty and turmoil caused by the legal proceedings filed against the prior channel assignation scheme, which is without a doubt magnificent news for the sector.

Comparing the Company’s results in 2016 with those of 2015:

•                  Total operating income rose from 765,398 thousand euros in 2015 to 797,044 thousand euros in 2016, mainly due the increase in advertising revenues.

•                  Operating expenses increased from 656,164 thousand euros in 2015 to 711,237 thousand euros in 2016.

•                  Lastly, profit for 2016 attributable to the parent amounted to 147,201 thousand euros, compared to 167,404 thousand euros in 2015.

DIVIDENDS

In 2016, a total of 167,404 thousand euros in dividends were distributed, charged to 2015 results.

INVESTMENT IN AUDIOVISUAL RIGHTS AND FILM PRODUCTION

The Group maintained its policy of investing in audiovisual broadcasting rights, carefully selecting the type of rights and content in order to maintain audience figures in the future and provide the most fertile ground for the advertising business. The Company placed special emphasis once again on investment in Spanish series.

Worth highlighting were the activities undertaken by Telecinco Cinema, a wholly owned subsidiary of the Group charged with film production under the legal requirement of TV concessionaires to earmark 3% of operating revenue for Spanish and European film production.

As investment in film production arises from a legal obligation and not a decision made freely by the network, the Group has opted for quality and ambitious projects based on global strategic criteria guiding its activity in this field. Where possible, it opts for productions of a certain size and scope that are apt for international showing bearing in mind market conditions and the Group’s financing capacity, as this obligation outweighs the revenues generated, regardless of the trend and without any consideration to costs incurred or margins commanded.

In short, the aim is to combine financial wherewithal, talent, profitability, and opportunities efficiently for our brightest and most promising professionals in order to maximize the return on investment -in light of global conditions, maximum importance is attached to this- considering that the activity is not voluntary, and to produce films that bring together quality and commercial appeal under the Group’s logo.

In line with the fantastic results reaped in 2014, 2015, and 2016, once again this was an extraordinary year, with four productions released, including three films and one documentary.

The first release (March 2016) was “Cien años de perdón,” a thriller co-produced in France and Argentina; the plot revolves around a bank robbery. With over a million spectators and 6.6 million euros in box office earnings, it ranks as the third most popular Spanish film of the year.

“Kiki, el amor se hace” is Paco León’s most recent film: a comedy which has become this season’s revelation since it was first screened in April, with a 6.2 million euro box office, and over a million spectators, in fifth place of Spanish films during the year.

“Un monstruo viene a verme”, J.A. Bayona’s new movie, was very well-received by critics and the public alike; his earlier work “The impossible” was the top box office hit of its year, with 26 million euros in returns and over 4.7 million spectators. It surpassed huge foreign productions such as “The Revenant” or “Finding Dory.” During the recent Goya awards it won 9 trophies, and is the Spanish film with the most prizes.

“Omega” is a documentary reflecting the process for gestating and recording Enrique Morente’s album of the same name recorded with the punk band “Lagartija Nick,” and was this year’s most recent release, winning a Goya nomination in the category of Best Documentary.

Thanks to the above activity, for the second consecutive year, Spanish films attracted over 18 million spectators with an 18% share of the market, all very heartening signs for Spain’s film industry.

Telecinco Cinema has four new releases planned for 2017, which should be as noteworthy as their predecessors.

The first film to be released is “Es por tu bien” at the end of February.

“Tadeo Jones 2” represents the return to the screen of this popular animated figure, whose first film was a big success.

Subsequent to the above is “Arrowbone,” a thriller in English directed by Sergio G. Sanchez, followed by “Perfectos desconocidos,” a new Alex de la Iglesia comedy.

During 2017, filming started on other movies scheduled for release in 2018 and 2019; these are new projects from top-notch directors such as Daniel Monzón, Javier Ruiz Caldera, or Norberto López Amado. In any case, and has been our trademark, we continue to offer high-quality productions which attract the public in large numbers.

INTERNET

The Group has consolidated its first-place position in digital video consumption, according to Comscore data. Our flagship portals, Telecinco.es, Cuatro.com, Divinity.es and Mitele.es were once again in first place during the year in terms of video minutes watched, with a monthly average of 489 million minutes and 91.6 million videos watched.

These figures duplicate those obtained by our main competitor, and triple those of the next in line, with 252 and 137 million average minutes seen, respectively. Furthermore, as regards the number of videos watched, the Mediaset España Group is also the medium of reference with 91.6 million videos watched on average monthly, 32% higher than data for our main competitor at 69.4 million.

Our Group also leads in terms of loyalty, with a monthly average of 3 hours and 48 minutes/month consumed by each user, which is a clear reflection of the power of our digital content: our platforms are excellent options for planning ad campaigns, as we guarantee a safe and quality environment.

Mediaset España’s website also heads its sector when contemplating the average video content downloaded, with an average of 43 reproductions/month vs. 32 for our closest competitor; this data ensures advertising impact and frequency of visualization for each campaign.

Thanks to this growing protagonism of internet video, the Mediaset España Group also leads in terms of minutes consumed by user, according to the Comscore multi-platform, with 1 hour 41 minutes on average for each of the 10.6 million sole monthly users, representing a total of 1,074 million minutes, which places us right behind Spain’s largest editorial groups, duplicating our main competitor’s number of minutes.

Telecinco.es is now consolidated as the most visited TV site, with 121 million page/video views per month, which is 267% over the equivalent for our main competitor, with just 7.6 million sole monthly users.

Thus, or group of platforms were once again in first place during the year in terms of video minutes watched , with a monthly average of 489 million minutes and 95 million videos watched.

The Mediaset España Group’s audiovisual TV and direct content, as well as its short and full videos available on its websites, apps, Mitele platform, and new native video channel mtmad.

Our Group is also prepared to face the challenges of broadcasting its contents on new devices while maximizing the experience. Effectively, in December 2015, MiTele was launched on the market through a new window (Samsung-connected TVs), and in 2017 will do the same with LG; these initiatives are the fruit of the adaptation and acceptance of the non-linear time shift audience-measuring system.

During its first year, MiTele has reached the market with a growing number of smart TVs, connected to 250,000 sole surfers monthly on average during the year, representing quite a qualitative leap from the web and other mobile apps to other platforms with similar excellent development prospects.

During 2016, the platform was updated with cutting-edge multi-bitrate technology which ensures the quality of the content by adapting each user’s bandwidth, and includes a personalized list of contents, parental controls, and cross-device resume systems.

Facing Millenials’ growing tendency to consume short videos, the Group launched mtmad in November, a new channel for videos with exclusive Internet content within MiTele; this is an innovative space containing over 40 formats, in which new digital talents who express themselves (using their language) through diverse content, including beauty tutorials, exercise routines, docu-realities, humor, etc.

TREASURY SHARES

At December 31, 2015, the Company held 19,476,506 of its own shares, representing 5.32% of share capital in circulation. At December 31, 2016 the entire amount of treasury shares had been redeemed or used to cover pending share options, so that at that date the Company did not have treasury shares.

PAYMENTS TO SUPPLIERS

During 2016, the average payment to the Company’s national suppliers was 68 days.

This difference is notable when compared to the maximum stipulated by payment arrears regulations, and is exclusively due to the rigorous control exercised by the Company with regard to mercantile and tax requirements to be met by invoices received, meaning that they are not paid until the incidents detected have not been resolved. The Company scrupulously meets its commitments with regard to legislation aimed at battling late payments.

MEDIASET ESPAÑA SHARE PRICE PERFORMANCE

The performance of the stock market during the year suffered greatly due to the Brexit outcome, representing a before and after the referendum date (June 23). The US elections also exerted a significant effect on market trends.

What followed was a period of sustained growth, all clearly replicated by the outcome of the US presidential elections, which registered a brief drop which then reversed nearly immediately in the direction of constant growth pushing the key stock market indices to record levels.

At year end, top global indices reflected positive trends. The European reference index (EuroStoxx 50) grew 0.7%, among the strongest within sectors such as oil (+16%), raw materials (+9%), and chemical (+5%); those performing worse included food products (-8%), telecommunications, (-8%) and banking (-8%).

The FT100 is the UK’s reference index, and performed better than its European counterparts, with a +14% growth. The negative impact of Brexit was soundly offset by the depreciation of the pound sterling, as well as better-performing raw materials. The yearend closing at 7,142 points represents a new historic maximum for the UK.

The German DAX closed out the year with a 7% annual high during the last trading session of the year, while the French Cac40 was the third highest European index in 2016, with a +5% increase. In contrast, although the Italian stock market (FTSEMIB) rallied +14% during the final month of the year, it closed out with an annual drop of 10%, pulled down by the banking sector, to thereby lose all gains during the year 2015.

The Japanese Nikkei marked its fifth consecutive year with an upward increase of 0.4%, totaling an accumulated increase of 126%.

US markets performed quite well, closing at levels similar to historic maximums boosted by the President-elect’s expansive infrastructure plans and his discourse on protecting the American economy. The Dow Jones rose 13%, while S&P500 and Nasdaq registered respective 10% and 8% increases at year end.

The Ibex35 is Spain’s reference index, and performed better than its European counterparts, with a 2% growth. The year closed at 9,352.1 points and on December 16 reached a maximum high (9,412.8 points), with the minimum registered on June 27 (7,645.5 points). Growth did not surpass the previous year, with the worst moment without a doubt immediately after the Brexit outcome became known.

The uncertainty of the Spanish political environment was a key factor affecting the performance during the year, as the annual low coincided with the results from the General Elections held on June 26. Since then, the index has shot up a noteworthy 22%.

The profitability per dividend of the Spanish stock market was higher than the more relevant indices worldwide, with a 4.5% average.

The Mediaset España shares closed out the year at 11.5 euros, a year-on-year increase of 11%, placing it among the ten highest Ibex35 shares during 2016. The annual minimum was recorded on February 11, with 8.26 euros/share, while the highest occurred on June 7, at 12.01 euros/share, representing a volatile fluctuation of over 45% between the year’s minimum and maximum.

The daily average of traded daily securities was 1,600,620, or a 25% drop vs. the prior year; in terms of euros, the daily average was 16,428,399 euros. The total volume of traded Mediaset España shares was 4,222.1 million, with a variation of 1,625 million (-28%) vs. the year before. A total volume of 411.5 shares were traded during 2016, vs. 527.8 during 2015; the difference can be chalked up to the capital decrease approved on April 13 due to a lower amount of shares traded on the market.

At year-end, Mediaset España’s market capitalization was 3,754.4 million euros, a 2.2% increase vs. 2015; the spread between the growth of the share (+11%) and capitalization can chiefly be justified by the capital decrease during the year.

Mediaset España’s market capitalization is ranked number one nationally among companies in the sector, with a difference of over 1,400 million euros with respect to its direct competitor (Atresmedia), and 29% higher than all sector companies.

Mediaset España once again ranks fourth among European broadcasters, behind ITV, Prosieben, and Mediaset SpA.

CORPORATE GOVERNANCE AND SOCIAL RESPONSIBILITY

Good practice in corporate governance means establishing rules, principles, and incentives at companies that help safeguard the interests of the company and its shareholders, and guarantee greater transparency in management.

Mediaset España’s commitment to the regulations and principles of good government has been evident since it first was listed on the market in 2004. Since then, our focus has been on adapting our different regulating bodies to the Code of Good Governance as well as others inexistent until now: our Code of Ethics is obligatory for any natural or legal person collaborating in any and all capacities with us, as well as the Rules of Internal Conduct of Mediaset España Comunicación, S.A. and subsidiaries with regards to the securities market.

This also contemplates a review of the quantitative and qualitative composition of the Board of Directors and the Commissions in order to comply with recommendations in this regard.

Mediaset España Comunicación, S.A. and subsidiaries’ Corporate Governance Report, Report on Corporate Responsibility, and Remuneration Policy are approved at its General Shareholders’ Meeting, and were verified by independent auditors (PricewaterhouseCoopers) which rated it top among IBEX-35 companies in a study of Corporate Governance compliance, as do other specialized institutions.

HEDGING

The Company uses financial instruments to hedge the impact of foreign exchange differences in connection with transactions (primarily the acquisition of external production rights) denominated in foreign currency. These hedges are designed to offset the impact on the income statement of exchange-rate fluctuations in outstanding amounts payable on these transactions. Specifically, the Group buys foreign currency forward for the amounts payable so as to match the forecast payment dates.

RISK CONTROL

The Company’s risk management policies are described in Note 8.3 of the accompanying financial statements.

RESEARCH AND DEVELOPMENT COSTS

The Group’s biggest investments go to the current and future content broadcast by the Group. It does not have a specific R&D department, although innovation is one of our crucial areas of development.

EVENTS AFTER THE REPORTING PERIOD

At the date of preparation of these financial statements, no significant events have occurred.

CAPITAL STRUCTURE

The Company’s share capital before the capital increases carried out to acquire Cuatro and 22% of Digital+ amounted to 123,320,928.00, made up of 246,641,856 shares of the same class represented by book entries and with a par value of 0.50 euros each. As a result of the abovementioned capital increases, the number of shares increased to 406,861,426 of 0.50 euro par value each, taking the total to 203,430,713 euros. In 2015, a capital decrease of 40,686,142 took place, leaving share capital at 183,088 thousand euros represented by 366,175,284 shares. During 2016, 29,457,794 shares were redeemed, and therefore share capital is 168,359 euros, representative of 336,717,490 shares.All the shares are of the same class and represented by book entries.

The Company’s shares are listed on the Madrid, Barcelona, Bilbao, and Valencia stock exchanges. The ISIN code is ES0152503035.

Mediaset España Comunicación, S.A. is a member of the IBEX 35 since January 3, 2005.

BUSINESS OUTLOOK

Our business is mainly dependent on advertising, which in turn is closely and directly linked to private consumption trends and its perspectives, as well as disposable family income and unemployment figures. However, a perspective on how these variables interact must be based on a sufficient period of time; otherwise, results can be misleading.

It therefore seems superfluous to mention that our Group’s business in 2017 cannot be extracted from the current macroeconomic environment in which we operate, as well as the correlated figures; we have explained that the economic data for 2016 clearly indicate that Spain is back on track and growing, at the fastest rate in our environment. We must remember, however, that we started out from a worse situation than similar countries, as the impact of the crisis in Spain was comparatively much less devastating, and that the growth is also attributable to external factors (such as the ECB’s monetary policies, the price of oil, tax decreases, etc.) the duration of which are not foreseeable.

Authorized economic forecasts consider that the Spanish GDP will reflect a slightly slower growth than during 2016: as the abovementioned favorable tailwinds are now more moderate; however, should predictions prove to be correct, it will be around 2%, and perhaps a bit higher when discussing private consumption, which is the most relevant indicator for open-air TV. The above figure places us as one of the countries with the highest growth in the EU.

Caution should be observed with regard to two factors which will undoubtedly affect the 2017 economy: international political uncertainty aggravated by political events in 2016 (Brexit and US presidential election outcomes), the results of which were contrary to expectations, arising from populist movements with scopes which are impossible to determine. During the year we will once again have the opportunity to detect trends from upcoming elections in the Netherlands, France, and Germany.

Political events in 2017 (depending on their outcome) will have inevitable consequences on financial markets, which already tend to be volatile as seen recently, as well as European institutions, whose regulatory and institutional activity deeply affects the economic performance of its members.

The formation of the Spanish government at the end of 2016 was minority, although reassuring after many months of uncertainty; it depends on receiving support to continue in a stable and orderly fashion, even when circumstances necessitate reaching agreements with other political formations to push legislative initiatives forward.

As regards free-to-air television, we expect that the process of consolidation and normalization in our sector during recent years, in which our Group was a pioneer, to continue apace, most notably now, when as mentioned previously, a stable environment in which six new channels were assigned in 2015.

We expect the advertising cycle to continue apace on the back of the underlying economic growth; in this context, the recovery of advertising sales prices which were seriously affected during the crisis, will continue as a priority.

Available data on TV consumption and its share of the total advertising income pie indicate that after the economic recovery is consolidated, TV advertising revenues will not have suffered from the arrival of new platforms which involve television operators such as ourselves. The Group intends to focus its presence through advertising its new platforms, and contributing ever-increasing human and technological resources, better customer service, while developing an efficient communications tool adapted to changing audiovisual consumption habits.

Within this context of the concentration and consolidation of operators, the Company’s business strategy will be focused on how to maintain its strong lead, in both terms of audience as well as advertising market, while being fully-adapted to the environment which affects income generation as well as its cost structure, in order to facilitate the growth of our margins and cash flows taking advantage of the financial leverage which is consubstantial in our sector.

As far as its programming lineup is concerned, the Company will continue to support genres which have traditionally been popular, thereby making it the indisputable leader of the market; it will also continue with its strategy of diversification, focusing on the different audience to which the family of channels is tailored (which in 2016, included a new member) to gain a better rapport with the audience and serve as a more effective way to present ourselves to our clients.

A final first-line goal is to maintain a solid financial and equity position (while remaining debt-free and with positive cash-flow), thereby making it possible to objectively and independently consider operational and business opportunities as they arise within the context of the current ever-changing environment, while bolstering the Group’s competitive edge in the face of the high financial leverage which affects the majority of the companies competing in its sector.

Also, once our sector’s economic situation seems more normalized, we will maintain our shareholder remuneration policies based on distribution (using the different measures at our disposal, dividends, the purchase of treasury shares, and others) of surplus cash.

Rules governing the appointment and removal of directors and the amendment of the company’s bylaws

A. Appointment and removal of directors

Article 41 of Company Bylaws - Appointment of Board Members

1.                            Board members are appointed during the General Shareholders’ meeting, and without prejudice to the designation of members through the proportional system established in applicable legislation.

2.                            Directorships may be waived, canceled, or reappointed, once or several times. The appointment of Board members will be considered effective upon acceptance.

3.                            If during the period during which they were appointed as board members any vacancies arise, the Board may designate individuals to fill them until the first General Shareholders meeting. Should a seat be vacated after the meeting is called yet prior to its celebration, the Board of Directors may designate a Director until the following meeting is held.

4.                            Parties considered incompatible or prohibited by law or these Board bylaws or regulations may not be appointed.

Article 54 of Company Bylaws - Appointment of Board Members

1.                            Directors are appointed for a period of four years, renewable for one or more subsequent five-year periods. Appointments are no longer effective once the above period ends, after the subsequent General Shareholders meeting his held, or the legal period for calling the ordinary meeting has transpired.

2.                            Independent directors may exercise their functions for a maximum period of twelve (12) years and may not be re-elected after such period except subject to a favorable report by the Appointments and Remuneration Committee.

Article 55 - Removal of directors

1.                            Directors shall cease to hold office when so determined at the General Meeting, when they notify the Company of their resignation or decision to stand down or when the term for which they were appointed elapses. In the latter case, the resignation shall be effective from the date of the earliest General Meeting.

2.                            Directors shall tender their resignation to the Board of Directors and the Board shall accept their resignation if deemed appropriate in the following situations: (a) when they reach the age of 70; (b) when they retire from the executive positions to which their appointment as directors was associated; (c) when they are involved in any applicable situations of incompatibility or prohibition; (d) when they have been seriously reprimanded by the Appointments and Remuneration Committee for having infringed their duties as directors; (e) when their continuity as directors jeopardizes the Company’s interests or adversely affects its prestige and reputation and (f) when the reasons for which they were appointed cease to exist

3.                            Directors who stand down from the Board prior to the end of their mandate must submit a letter to all the members of the Board explaining the reasons for vacating office. The Company shall also notify the Spanish National Securities Market Commission (CNMV) of the resignation in a significant event filing and explain the reasons in the annual Corporate Governance Report.

B. Amendments to the Company’s bylaws.

Article 34 - Adoption of resolutions

1.                            Resolutions shall be adopted at Annual General Meetings or at Extraordinary General Meetings with the majorities required under the Spanish Corporation Law. Every voting share present or duly represented at the General Meeting shall carry one vote.

2.                            The majority required to approve resolutions shall be one half plus one of the voting shares present or duly represented at the General Meeting, except for the instances stipulating larger majorities, provided for in Law or these bylaws

During second call, if shareholders representing twenty-five percent (25%) or more of subscribed capital with voting rights without reaching fifty percent (50%) are in attendance, resolutions under Article 25.2 may be adapted only with a vote in favor of two thirds of the capital present or represented in the Meeting. When shareholders representing more than fifty percent (50%) attend, resolutions shall be adopted by absolute majority of the directors present at the meeting in person or by proxy.

C.- POWERS of Directors and, specifically, powers to issue or buy back shares

These powers are regulated firstly in the Company’s bylaws and secondly in the internal code of conduct.

A. Article 37 of the bylaws regulates management and supervisory powers as follows:

1.                            Except for matters reserved solely to General Meeting, the Board of Directors is the Company’s highest decision-making body.

2.                            Without prejudice to the Board of Directors’ widespread powers to manage, direct, represent, and administer the Company, the Board of Directors will basically focus its activity on defining and supervising the Company and Group’s general management strategies and directives, and communicate, coordinate, and monitor the implementation of their general strategies, policies, and guidelines. The main purpose is to create value for shareholders, based on general trust in delegating the management and handling of the Company’s ordinary business to its delegated bodies and management team.

3.                            In any case, the Board of Directors has exclusive competence over the following matters, which may not be delegated:

i.                                Its own organization and functioning.

ii.                             Calling the General Shareholders meeting, preparation of the agenda, and proposed agreements.

iii.                          Authorization for issue of the financial statements, management report, and proposed distribution of profit, the consolidated financial statements and Group management report and its presentation to the General Shareholders meeting.

iv.                         Preparation of any legally-mandated report for the Board of Directors, as long as the referred-to transaction may not be delegated.

v.                            Appointment of directors by co-optation and proposals to the General Meeting for the appointment, ratification, re-election, or removal of directors.

vi.                         The appointment or replacement of, or where applicable, of the Company’s directors, as well as the establishment of their contractual conditions.

vii.                                Designation and re-election of internal positions on the Board of Directors and members of committees.

viii.                             Establishment of the remuneration of the members of the Board of Directors, to be proposed by the Appointments and Remuneration Committee.

ix.                                   Prior to receipt of a favorable report from the Appointments and Remuneration Committee, the preparation of the Board’s Remuneration Policy based on prevailing legislation and good governance recommendations.

x.                                      Payment of interim dividends.

xi.                                   Announcements relating to any takeover bids launched for the securities issued by the Company.

xii.                                Approval and amendment of the Board of Directors’ Regulations governing internal organization and functions.

xiii.                             Authorization for issuance of the annual Corporate Governance Report.

xiv.                            Exercise of the powers delegated by the shareholders in general meeting when powers of substitution have not been established and the performance of any duties entrusted by the shareholders in general meeting.

xv.                               Based on a report by the Appointments and Remuneration Committee, approve Company or Group company transactions in the terms established in prevailing legislation, or shareholders, either individually or with others, of a significant shareholding including shareholders represented on the Company’s Board of Directors or that of other companies in the Group or related parties. Board members involved or represented or linked to these shareholders must abstain from deliberating and voting on the agreements in question, apart from legally-established transactions at any given time.

xvi.                            Board approval is not necessary (based on a report from the Appointments and Remuneration Committee) for related Company transactions performed, simultaneously contemplating the three following conditions: (i) they are performed under contracts with standard terms and conditions and applied in masse to multiple customers; (ii) they are performed at prices established in general terms by the supplier of the good or service in question; and (iii) the amount in question does not exceed 1% of the Company’s annual income.

xvii.                         Approval for investments or operations considered strategic by virtue of their amount or special characteristics or tax risks, unless their approval corresponds to the General Shareholders’ Meeting;

xviii.                      Conclusion of any agreement or establishment of any legal relationship between the Company and any shareholders (or companies belonging to the same group as the shareholder) with ownership interests of over five per cent and of an amount in excess of 80,000,000 euros.

xix.                            The Company’s general policies and strategies, and in particular:

a)             Approve annual budgets and where applicable, the strategic plan.

b)             Approve and oversee dividend management policies and goals.

c)              Approve and monitor investment and financing policies.

d)             Define the Group company structure of which the Company is parent.

e)              Approve and supervise the Company/Group’s Corporate Governance policy.

f)               Approve and monitor corporate social responsibility policies.

g)              Approve Director remuneration for submission at the General Shareholders meeting.

h)             Approve the Company’s treasury share policies.

xx.                               Determine the Company’s tax strategy.

xxi.                            Performance evaluation of the Company’s executive directors.

xxii.                         Supervise the effective functioning of any Committees created as well as performance of delegated bodies, as well as any designated directors.

xxiii.                      Approval and follow-up, based on the Audit and Compliance Committee Report, risk management and control policy including those which are tax-related, as well as the supervision of internal information and control systems.

xxiv.                     Appointment and removal of directors reporting directly to the Board or any of its members, as well as establishment of basic contractual conditions, to include remuneration.

xxv.                        Approval at the proposal of the Audit and Compliance Committee, of the financial information that the Company must publish periodically.

xxvi.                     Approval of the creation or acquisition of ownership interests in special-purpose entities or companies domiciled in countries or territories considered to be tax havens and any transactions or operations of a similar nature which, due to the complexity thereof, may adversely affect the Company’s transparency.

xxvii.                  Authorization or removal of commitments assumed from loyalty in accordance with legally-established imperatives and exemptions.

xxviii.               Creation, organization, and supervision of an internal whistleblowing channel.

xxix.                     Any other matters which the Board of Directors Regulations deal with.

4.                   When any duly-justified urgent situations arise, decisions may be made corresponding to matters covered in above sections i, xii, xv, xvi, xviii a), xviii b), xviii c), xviii d), xviii e), xviii f), xix, xxii, xxv, and xxiv by the Executive or Delegated Committee, which must be ratified during the first Board of Directors meeting held after the decision has been made.

5.                   The Board of Directors must annually evaluate its functioning and that of its Committees, as well as propose action plans designed to correct any anomalies detected based on a previous analysis. The outcome of the evaluation will reflected in the minutes or included as an Appendix.

The faculties inherent to the Board of Directors, apart from any which may legally or statutorily be delegated are performed by the Executive Committee and the Joint and Several CEO, Mr. Paolo Vasile.

The Rules of Internal Conduct of Mediaset España Comunicación, S.A. and its Group of companies actions on the Securities Market are guided by Section 13, which sets forth the applicable regulations regarding treasury share transactions, as follows:

Article 13. - Regulations regarding treasury share transactions:

1.                        1. For the purposes of these Regulations, treasury share transactions are considered those directly or indirectly carried out through any of the Group companies which have redemption value.

2.                        The Group’s treasury share transactions will in no case will take place using Privileged Information, and must always have a legitimate purpose, such as to provide investors the sufficient liquidity to trade Company shares, execute own share repurchase agreements, or stabilization in accordance with prevailing legislation, meet legitimate previously-established commitments or any other admissible purposes outlined in applicable legislation and criteria published to this effect by the CNMV.

In no case with treasury share transactions be used to influence the free process of price formation for the Company’s shares, by generating deceptive signs regarding their contracting volume or liquidity.

3.                        Treasury share management will be carried out with full transparency in relationships with supervisory and governing bodies. Treasury share transactions will be notified to the CNMV within the legally-established form, deadline, and requirements.

4.                        The Mediaset Group’s Finance Director, as Head of Treasury Share management, should:

a)             Report to the Regulatory Compliance Manager (RCM) of any treasury share transactions to be carried out with sufficient notice, and at least 24 hours ahead of time;

b)             Keep the RCM regularly informed, or where requested, report on all treasury share transactions performed, maintain an updated file of all transactions with own shares;

c)              Provide regular information to the Audit Committee on risks assumed during treasury share transactions;

d)             Oversee the performance of the Company’s shares on the markets.

SIGNIFICANT AGREEMENTS THAT WOULD COME INTO FORCE, BE AMENDED OR EXPIRE IN THE EVENT OF A CHANGE OF CONTROL AT THE COMPANY

There are no significant agreements subject to a change in control at the Company.

AGREEMENTS BETWEEN THE COMPANY AND ITS DIRECTORS AND MANAGERS THAT PROVIDE FOR SPECIAL INDEMNITIES

1 - Executive director

Compensation:

a) Voluntary departure: annual payment: fixed annual salary+ annual bonus/13.5, with total compensation the sum of years employed.

b) Lawful or unlawful dismissal: legal indemnity + indemnity in point a)

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

2. - Executive director:

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

3 - General Director:

Termination of contract by the Company (except in case of just cause):

(Replacing the legal compensation applicable, unless such compensation is higher)

Termination from 04/24/02 to 12/31/07: 24 months of salary

Termination from 2008 to 2011: 18 months of salary

Termination after 2011: 12 months of salary

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

4. - General Director

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

5. - Division Director:

Termination of the contract at the Company’s request (unless referring to lawful dismissal):

Indemnity comprising an annual fixed gross salary plus any legally-stipulated amounts.

6. - Division Director

Termination of the contract for reasons attributable to the company or suspension, modification or limitation of its duties will perceive the largest amount of the following options:

A)  Compensation starting from 1,020,000 euros, decreasing monthly by 34,000 euros over the following 30 months from the signing of the termination (01/30/2006) until it reaches 0.

B)  Compensation equal to 12 months of current salary.

7.- Dir. Director

Start date: October 10, 2009:

A)  During the first 3 years: 12 months of fixed salary (legal compensation excluded)

B)  From the 4th to the 6th year: 9 months of fixed salary (legal compensation excluded)

C)  From the 7th to the 9th year: 6 months of fixed salary (legal compensation excluded)

D)  From the 10th year: legal compensation.

8. - Dir. Director

Where the Company terminates the contract, and unless it is deemed lawful: indemnity of one hundred and thousand euros gross (120,000.00 euros), including legal dismissal amounts. Should the legally-established indemnity be higher than the agreed-upon amount, it will be the only amount payable.

9. - Area Director

During the first 3 years: 12 months of fixed salary (legal compensation included)

• From the 4th year and after: 6 months of fixed salary (legal compensation included).

Read with the accompanying explanatory notes.

Madrid, February 23, 2017.

ANNUAL CORPORATE GOVERNANCE REPORT

Annual Corporate Governance Report 2016 (download pdf)

Ctra. Fuencarral a Alcobendas, 4
28049 Madrid
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www.mediaset.es